SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
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☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12
FLOW INTERNATIONAL CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filling Proxy Statement, if other than the Registrant)
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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT ANNUAL MEETING OF SHAREHOLDERS
SHAREHOLDER PROPOSALS
SECURITIES AND INFORMATION CONCERNING SOLICITATION
ELECTION OF DIRECTORS
MANAGEMENT
STOCK OWNERSHIP OF MANAGEMENT AND OF PRINCIPAL SHAREHOLDERS
Summary Compensation Table
Grants of Plan-Based Awards
AMENDMENT OF RESTATED ARTICLES OF INCORPORATION TO INCREASE THE AUTHORIZED NUMBER OF SHARES OF COMMON STOCK (PROXY PROPOSAL NUMBER 2)
AMENDMENT OF THE 2005 EQUITY INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES AVAILABLE FOR ISSUANCE BY 2,500,000 SHARES (PROXY PROPOSAL NUMBER 3)
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (PROXY PROPOSAL NUMBER 4)
FORM 10-K AND FINANCIAL STATEMENTS
SHAREHOLDER COMMUNICATION WITH THE BOARD OF DIRECTORS
PROFESSIONAL CONDUCT POLICY
OTHER MATTERS

FLOW INTERNATIONAL CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

SEPTEMBER 10, 2009

To the Shareholders of Flow International Corporation:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Flow International Corporation (the “Company”), a Washington corporation, will be held at the Marriot Seattle Airport Hotel, 3201 South 176th Street, Seattle, Washington, on September 10, 2009, at 10:00 a.m. local time, for the following purposes as described in the attached Proxy Statement:

1.	To elect two directors to hold office for three-year terms ending at the 2012 Meeting of Shareholders, or until their respective successors are elected and qualified, and one director for a one-year term ending at the 2010 Meeting of Shareholders, or until his successor is elected and qualified.

2.	To approve an amendment of the Company’s Restated Articles of Incorporation to increase the authorized number of shares of Flow Common Stock from 49,000,000 to 84,000,000.

3.	To approve an amendment to the Company’s 2005 Equity Incentive Plan that increases the number of shares authorized for issuance under that plan by 2,500,000 shares.

4.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending April 30, 2010.

5.	To transact such other business as may properly come before such meeting or any adjournment thereof.

Pursuant to the Bylaws, the Board of Directors has fixed the close of business on July 6, 2009, as the record date for determination of shareholders of the Company entitled to receive notice of and to vote at the Annual Meeting.

So far as management of the Company is aware, no business will properly come before the Annual Meeting other than the matters set forth above.

IF YOU CANNOT BE PRESENT AT THE MEETING, YOU ARE REQUESTED TO SIGN, DATE, AND RETURN THE ENCLOSED PROXY CARD APPOINTING CHARLES M. BROWN AND JOHN S. LENESS, OR EITHER OF THEM, AS YOUR PROXIES.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON SEPTEMBER 10, 2009: The Notice of Annual Meeting of Shareholders, Proxy Statement and the Annual Report to Shareholder are available on the following website at www.proxydocs.com/flow

By Order of the Board of Directors

John S. Leness
Secretary

KENT, WASHINGTON
August 4, 2009

IT IS IMPORTANT THAT YOUR STOCK BE VOTED

FLOW INTERNATIONAL CORPORATION
23500 64th Avenue South
Kent, Washington 98032

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD SEPTEMBER 10, 2009

The following Proxy Statement is made in connection with solicitation by the Board of Directors of Flow International Corporation (the “Company” or “Flow”) of the enclosed proxy for use at the Annual Meeting of Shareholders to be held at the Marriot Seattle Airport Hotel, 3201 South 176th Street, Seattle, Washington, on September 10, 2009, at 10:00 a.m. local time.

Shares presented by properly executed proxy in the accompanying form will be voted at the meeting and, where instructions have been given by the shareholder, will be voted in accordance with such instructions. As stated in the proxy, if no instructions are given, the shareholder’s shares will be voted “For” Proposal 1, the election of directors, “For” Proposal 2, approval of an amendment of the Company’s Restated Articles of Incorporation to increase the authorized number of shares of Flow Common Stock, “For” Proposal 3, approval of an amendment of the Company’s 2005 Equity Incentive Plan to increase the shares available for issuance from 2,500,000 to 5,000,000 of Flow Common Stock, “For” Proposal 4, the ratification of the appointment of Deloitte & Touche LLP as the independent registered public accountants of the Company for fiscal 2010, and, with respect to any other business that may come before the meeting, as recommended by the Board of Directors.

The proxy may be revoked at any time before its exercise by sending written notice of revocation to the Secretary of the Company at the address set forth on page 1 of this Proxy Statement, or by signing and delivering a proxy which is dated later, or, if the shareholder attends the meeting in person, by giving notice of revocation to the meeting judge. The right to revoke a proxy is not limited by or subject to compliance with a specified formal procedure, but written notice should be given to the Secretary of the Company at or before the Annual Meeting so that the number of shares represented by proxy can be recomputed.

At the date of this statement, the only matters that management of the Company intend to present are Proposal 1 (election of directors), Proposal 2 (approval of an amendment of the Company’s Restated Articles of Incorporation to increase the authorized number of shares of Common Stock), Proposal 3 (approval of an amendment of the Company’s 2005 Equity Incentive Plan to increase the shares available for issuance) and Proposal 4 (ratification of the appointment of Deloitte & Touche LLP as the independent registered public accountants). If any other matters are properly brought before the meeting, the enclosed proxy gives discretionary authority to the Board of Directors to vote the shares in their best judgment.

The fiscal 2009 Form 10-K of the Company is enclosed herewith. The Company also filed an amended 10-K with the Securities and Exchange Commission on July 13, 2009 but the contents of the amended 10-K are not separately enclosed herein because the information is already included in this proxy statement.

The approximate mailing date of this proxy material is August 4, 2009.

SHAREHOLDER PROPOSALS

To be considered for presentation to the 2010 Annual Meeting of Shareholders and inclusion in the Company’s Proxy Statement related to such meeting, a shareholder proposal must be received at the offices of the Company, 23500 64th Avenue South, Kent, Washington 98032, not later than April 2, 2010. To be eligible to submit a proposal, a shareholder must have continually been a record or beneficial owner of shares of Common Stock having a market value of at least $2,000 (or representing at least 1% of the shares entitled to vote on the proposal), for a period of at least one year prior to submitting the proposal, and the shareholder must continue to hold the shares through the date on which the meeting is held. See the section on “Director Nomination Process” below for more information on the procedures related to presenting proposals at Flow shareholder meetings.

SECURITIES AND INFORMATION
CONCERNING SOLICITATION

The Company has only one class of capital stock outstanding entitled to be voted at the Annual Meeting: Common Stock with voting rights.

Record Date and Outstanding Shares

On July 6, 2009, the record date for determining the shareholders entitled to vote at the Annual Meeting, there were 37,751,229 shares of Common Stock outstanding and entitled to vote. The last sale on the record date of the Company’s Common Stock, as reported by NASDAQ, was $2.13 per share.

Voting

Each share entitles the holder to one vote on all matters presented for shareholder approval including one vote for each director. There are no cumulative voting rights. The presence, in person or by proxy, of holders of a majority of the outstanding shares of Common Stock is required to constitute a quorum for the transaction of business at the Annual Meeting.

If at the close of business on the record date, your shares were registered directly in your name with our transfer agent, BNY Mellon Shareowner Services LLC, then you are a shareholder of record. As a shareholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you vote your proxy to ensure your vote is counted.

If at the close of business on the record date, your shares were held, not in your name, but rather in an account at a brokerage firm, bank or other agent, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by your broker, bank or other agent. The broker, bank or other agent holding your account is considered to be the shareholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker, bank or other agent on how to vote the shares in your account. You are also invited to attend the annual meeting. If you choose to attend, you should be ready to present proof of your ownership of Flow International Corporation stock as of the record date, July 6, 2009, to attend the meeting. However, since you are not the shareholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid legal proxy issued in your name from your broker, bank or other agent.

In the vote on the election of the director nominees (Proposal 1), you may vote “FOR” all or some of the nominees, “AGAINST” all or some of the nominees, or you may vote “WITHHOLD” with respect to one or more of the nominees. For the proposal to amend the Company’s Restated Articles of Incorporation to increase the number of authorized shares of Common Stock (Proposal 2), you may vote “FOR,” “AGAINST” or “ABSTAIN.” For the proposal to amend the Company’s 2005 Equity Incentive Plan to increase the number of shares available for issuance (Proposal 3), you may vote “FOR,” “AGAINST” or “ABSTAIN.” For the proposal to ratify the appointment of Deloitte & Touche LLP (Proposal 4), you may vote “FOR,” “AGAINST” or “ABSTAIN.”

An abstention occurs when a shareholder affirmatively instructs the vote to be withheld (or when a shareholder who has not given a proxy is present at a meeting and does not cast a ballot. Abstentions and “broker non-votes” (shares held by a broker or nominee that are not voted because the broker does not have the authority, either express or discretionary, to vote on a particular matter) are counted for purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Meeting

The election of directors is by majority voting. If a quorum is present, in uncontested elections such as this one, each of the three nominees for election to the Board of Directors must receive a majority of the votes cast. A majority of votes cast means that the number of shares cast “FOR” a director’s election exceeds the number of votes affirmatively voted as “AGAINST” that director. “WITHHOLD” votes and abstentions do not count as cast votes and therefore do not factor into the results for the election. If a director does not receive the required majority of votes cast, then he or she remains on the Board until the earlier of (i) ninety (90) days after the vote is counted; (ii) the date that the Board appoints a replacement; or (iii) the director’s resignation. During that ninety (90) day period, the Nominating and Governance Committee will consider and recommend to the Board, and the Board will decide and disclose publicly, whether to fill the office of the nominee who failed to receive a majority of the votes cast.

With respect to Proposal 2 (amendment of the Company’s Restated Articles of Incorporation to increase the number of authorized shares of Common Stock), the proposal will be approved if a majority of all votes entitled to be cast vote “FOR” the proposal. Abstentions will have the same effect as a vote against the proposal because abstentions are not votes cast “FOR” the proposal.

With respect to Proposal 3 (amendment of the Company’s 2005 Equity Incentive Plan to increase the number of shares available for issuance from 2,500,000 to 5,000,000), the proposal will be approved if the number of votes cast “FOR” the proposal exceeds the number of votes cast “AGAINST” the proposal. Nasdaq Marketplace Rule 5635 requires that the number of votes cast “FOR” Proposal 3 must represent at least a majority of the total votes cast for the proposal, which in effect is the same standard as the more votes “FOR” than “AGAINST” standard referenced in the prior sentence. Abstentions and broker non-votes will have no practical effect in the voting of Proposal 3 because abstentions and broker non-votes do not represent votes cast “FOR” or “AGAINST” the proposal.

With respect to Proposal 4 (ratification of the appointment of Deloitte & Touche LLP), the proposal will be approved if the number of votes cast “FOR” the proposal exceeds the number of votes cast “AGAINST” the proposal. Abstentions will have no practical effect in the ratification of the selection of Deloitte & Touche LLP because abstentions do not represent votes cast “FOR” or “AGAINST” the Proposal 4.

Postponement or Adjournment of Annual Meeting

If the Annual Meeting is postponed or adjourned for any reason, at any reconvening of the Annual Meeting all proxies will be voted in the same manner as the proxies would have been voted at the original convening of the Annual Meeting, except for any proxies that have at that time effectively been revoked or withdrawn, notwithstanding that they may have been effectively voted on the same or any other matter at a previous meeting.

Solicitation and Expenses of Solicitation

Proxies may be solicited by officers, directors and regular supervisory and executive employees of the Company, none of whom will receive any additional compensation for their services. In addition, the Company has retained The Altman Group, Inc. to assist in the solicitation of proxies. The Company has agreed to pay that firm $7,500, plus reasonable out-of-pocket expenses, for proxy solicitation services. Proxies may be solicited personally or by mail, telephone, facsimile or messenger. The Company will also pay persons holding shares of the Common Stock in their names or in the names of the nominees, but not owning such shares beneficially, such as brokerage houses, banks and other fiduciaries, for the expense of forwarding soliciting materials to their principals. All of the costs of the solicitation of proxies will be paid by the Company.

ELECTION OF DIRECTORS
(Proxy Proposal Number One)

According to the Company’s Articles of Incorporation and Bylaws, the Board of Directors shall be composed of such number of directors as shall from time to time be fixed by resolution adopted by the affirmative vote of seventy percent of the total number of directors then in office, split (as closely as possible) into three equal classes. In May 2008, the Board removed the restriction that limited the Board to nine directors.

At the meeting, two directors will be elected to hold office for three-year terms ending at the 2012 Meeting of Shareholders, or until their respective successors are elected and qualified, and one director will be elected to hold office for a one-year term ending at the 2010 Meeting of Shareholders, or until his successor is elected and qualified. Of the remaining directors, three are serving terms that will not expire until the 2010 Annual Meeting of Shareholders and two are serving terms that will not expire until the 2011 Annual Meeting of Shareholders. Each director elected will continue in office until his or her successor has been elected, or until his or her resignation or removal in the manner provided by the Articles of Incorporation and Bylaws of the Company.

The names of those persons nominated by the Board of Directors for the position of director of the Company and the names of the directors of the Company whose terms will continue after the Annual Meeting are listed below, accompanied by brief biographies. Shares represented by a properly executed proxy in the accompanying form will be voted for such nominees. Discretionary authority is reserved to vote such shares in the best judgment of the persons named in the proxy in the event that any person or persons other than the nominees listed below are to be voted upon at the meeting due to the unavailability of any nominee so listed.

There are no family relationships between any nominee, director, or executive officer of the Company.

The names of the nominees for directors and the continuing directors, together with certain information regarding them, are as follows:

Nominees for terms of three years:

Richard P. Fox (age 62) has served as consultant and outside board member since 2001 to entrepreneurs and the financial services industry. Mr. Fox was appointed to the Company’s Board of Directors in 2002 and his current term expires with the current Annual Meeting. He was President and Chief Operating Officer of CyberSafe Corporation, responsible for the overall financial services and operations of the company. Prior to joining CyberSafe, Mr. Fox was Chief Financial Officer and a member of the Board of Directors of Wall Data where he was responsible for the company’s finances, operations, and human resources activities. Mr. Fox spent 28 years at Ernst & Young, last serving as Managing Partner of the Seattle Office. He serves on the Board of Directors of Premera, a Blue Cross managed-care provider, Univar Inc., a worldwide chemical distribution company, Orbitz Worldwide (NYSE:OWW), an on-line travel agency, and two venture capital financed technology companies. In addition, he serves on the Board of Trustees of the Seattle Foundation and is on the Board of Visitors of the Fuqua School of Business, Duke University. Mr. Fox received a B.A. degree in Business Administration from Ohio University and an M.B.A. from Fuqua School of Business, Duke University. He is a Certified Public Accountant in Washington State.

Lorenzo C. Lamadrid (age 58) was appointed to the Company’s Board of Directors in 2006 and his current term expires with the current Annual Meeting. Mr. Lamadrid is Managing Director of Globe Development Group, LLC, a firm that specializes in the development of large-scale energy, power generation, transportation and infrastructure projects in China and provides business advisory services and investments with a particular focus on China. Mr. Lamadrid is also Chairman of Synthesis Energy Systems—a firm that implements leading technology for the production of clean energy, high value gases and chemicals including methanol and di-methyl-ether from low cost fuels. Additionally, Mr. Lamadrid is a member of the International Advisory Board of Sirocco Aerospace, an international aircraft manufacturer and marketer. He previously served as President and Chief Executive Officer of Arthur D. Little, a management consulting company, as President of Western Resources International, Inc., and as Managing Director of The Wing Group, a leading international electric power project- development company. Prior to that he was a corporate officer of GE, serving as Vice President and General Manager of GE Aerospace and head of International Operations at GE Aerospace from 1986 to 1999. Mr. Lamadrid holds a dual bachelor’s degree in Chemical Engineering and Administrative Sciences from Yale University, a M.S. in Chemical Engineering from the Massachusetts Institute of Technology and an M.B.A. from the Harvard Business School.

Nominee for term of one year:

Arlen I. Prentice (age 71) is Chairman and Chief Executive Officer of Kibble & Prentice, which provides insurance and financial consulting services. He has served as a director of the Company since 1993 and his current term expires with the current Annual Meeting. He founded Kibble & Prentice 37 years ago. Mr. Prentice serves as a director of Northland Telecommunications Corporation, Pacific Market International and is a past director of the Starbucks Coffee Corporation, a position he held for 19 years. Mr. Prentice is a past chair of the Northwest Chapter of the National Association of Corporate Directors.

The Board of Directors
Recommends a Vote FOR the
Election of the Above Nominees
for the Board of Directors

Continuing Directors:

Charles M. Brown (age 50) became the President and Chief Executive Officer of the Company on July 16, 2007, when he was also appointed to the Board. His current term expires with the 2010 Annual Meeting. Previously, Mr. Brown was the President and Chief Operating Officer of the Pump, Pool and Spa Divisions at Pentair, Inc, a company with 2006 revenues of approximately $3.15 billion, from April 2005 through October 2006. From August 2003 to April

2005, Mr. Brown was the President and Chief Operating Officer of the Pentair Tools Group (which was acquired by Black & Decker Corporation in 2004). Prior to that, Mr. Brown was the President/General Manager of Aqua Glass Corporation, a Masco Corporation company, from 1996 to August 2003. Mr. Brown received a B.A., Economics and Government, from Cornell University, and an M.B.A. from J. L. Kellogg Graduate School of Management at Northwestern University.

Jerry L. Calhoun (age 66) was appointed to the Company’s Board of Directors in January, 2007, and his current term expires with the 2010 Annual Meeting. Mr. Calhoun has been a business consultant for the Ford Motor Company since January 2007. Mr. Calhoun was Vice President, Human Resources with Boeing Commercial Airplanes from 2001 until January 2007. Mr. Calhoun was previously VP of Employee and Union Relations for Boeing. Prior to those positions with the Boeing Company, in 1981 Mr. Calhoun was appointed Deputy Assistant Secretary of the Department of Defense for civilian personnel policy and requirements; and in 1983 he was appointed Principal Deputy Assistant Secretary of the Department of Defense for force management and personnel. In 1985, President Reagan nominated him as Chairman of the Federal Labor Relations Authority, and he was confirmed by the U.S. Senate. He also served as Chairman of the Foreign Service Labor Relations Board until November 1988, when he returned to the private sector with Boeing. Mr. Calhoun has also taught on the faculty of the University of Washington’s School of Business Administration, in the areas of labor management relations and human resource systems. He is a member of the board of a number of organizations, including the Labor Industrial Relations Association Group and the Labor and Employment Relations Association. Among the various awards bestowed upon him for his public service, Mr. Calhoun was honored with the U.S. Department of Defense Distinguished Public Service Award. Mr. Calhoun holds a B.A. from Seattle University and a master’s degree in business from the University of Washington.

Larry A. Kring (age 68) was appointed as an independent member of the Board of Directors in March 2008 and his current term expires in 2011. Since 1993, Mr. Kring has served as Group Vice President for Esterline Technologies, a global manufacturer of Avionics & Controls, Sensors & Systems, and Advanced Materials. Prior to joining Esterline, Mr. Kring spent 15 years as President and CEO of Heath Tecna Aerospace Company. He also served as an executive of Sargent Industries, and was General Manager of Cochran Western Corporation. He was a director of Everlast Worldwide from 1991 to 2007 and has served three terms on the Aerospace Industries Association’s Board of Directors. He holds an MBA from the California State University/Northridge and a Bachelor of Science degree in Aeronautical Engineering from Purdue University.

J. Michael Ribaudo (age 67) is Chairman and Chief Executive Officer of Surgical Synergies, Inc., a national company that develops, acquires and operates ambulatory surgery centers. Dr. Ribaudo was elected to the Company’s Board of Directors in 1995, and his current term expires in 2010. Dr. Ribaudo graduated from Louisiana State University in 1963 and Louisiana State Medical School in 1967 with graduate medical school training at Emory University, Washington University and New York University. He received postgraduate training at Harvard Law School, Kellogg Business School and Stanford Graduate School of Business.

Kathryn L. Munro (age 61) is the current Chairperson of the Board of Directors and is Principal of Bridge West, a technology investment company. She previously held a variety of senior management positions in both the commercial and retail areas of Seafirst Bank and Bank of America, most recently as Chief Executive for Bank of America’s Southwest Banking Group. Ms. Munro began her banking career in 1980. She was elected to the Company’s Board of Directors in 1996 and her current term expires in 2011. Ms. Munro currently serves on the corporate boards of Pinnacle West (NYSE—PNW), Knight Transportation (NYSE—KDT), and Premera, a Blue Cross managed-care provider. She also serves on the boards of numerous community organizations in Phoenix, including Valley of the Sun United Way Foundation Board and the national board of advisors for University of Arizona School of Business. Ms. Munro holds a Bachelor of Science degree from Auburn University and an M.B.A. from the University of Washington.

DIRECTOR INDEPENDENCE AND
INFORMATION REGARDING
THE COMMITTEES OF THE
BOARD OF DIRECTORS

The Board of Directors consists of a majority of “independent directors” as such term is defined under Rule 4200(a)(15) of the NASDAQ Stock Market Inc.’s Marketplace Rules. For fiscal year 2009, the Board determined that that Messrs. Fox, Ribaudo, Calhoun,

Kring and Mr. Lamadrid and Ms. Munro, were independent directors. The Board determined that the same individuals were “independent directors” for fiscal year 2010.

The Nominating and Governance Committee of the Board of Directors has included in its written charter a provision making it responsible for reviewing actual or potential conflicts of interest involving the Company’s directors and executive officers. The Company’s Guide to Ethical Conduct also requires that employees report conflicts of interest to the Company’s General Counsel or Corporate Compliance Officer.

The Board of Directors held 10 meetings during the fiscal year ended April 30, 2009. All of the directors attended at least 75% of all Board and Committee meetings. The numbers of meetings of each Committee of the Board are described below.

The Company typically schedules a Board Meeting in connection with the Annual Shareholder Meeting. The Company expects that all directors will attend, absent a valid reason, such as a schedule conflict. Last year, all members of the Board of Directors attended the Annual Meeting.

The Board has three standing committees to facilitate and assist the Board in the execution of its responsibilities. In addition, from time to time the Board may appoint ad hoc subcommittees to examine special projects or situations. The standing committees are currently the Audit Committee, the Compensation and Plan Administrator Committee and the Nominating and Governance Committee. In accordance with NASDAQ’s Marketplace Rules, all the committees are comprised solely of non-employee, independent Directors. The charter of each committee is available in print to any shareholder who requests it, and on the Company’s website as noted below. The table below shows the fiscal 2010 membership for each of the standing Board committees.

Audit	Compensation	Governance

Richard P. Fox*	Jerry L. Calhoun*	Kathryn L. Munro *
Larry Kring	Lorenzo Lamadrid	Jerry L. Calhoun
Kathryn L. Munro	Kathryn L. Munro	Lorenzo C. Lamadrid
	J. Michael Ribaudo	Arlen I. Prentice

*	designates committee chairs

Audit Committee. The primary function of the Audit Committee is to assist the Board of Directors in its oversight of the integrity of financial information provided to shareholders and others, its review of the adequacy of the system of internal controls established by the Company and its monitoring of the audit process. In performing these functions, the Audit Committee reviews the Company’s financial reporting process and internal controls and reviews and appraises the audit efforts of the Company’s independent registered public accounting firm and the Company’s internal audit function. The Audit Committee also provides open lines of communication between the directors, the independent registered public accounting firm, the internal auditor and the financial and senior management of the Company. The Board of Directors has approved a written charter for the Audit Committee, which is published on the Company’s website at www.flowcorp.com/investors.cfm?id=376. Among other things, the Audit Committee Charter requires that members of the Committee be independent of management, free of any relationship that would interfere with their independent judgment and have a minimum level of financial competency. For fiscal 2010, all of the members are experienced in financial matters. The members of the Audit Committee, in addition to the foregoing criteria, meet the additional criteria of SEC Rule 10A-3 that they neither (1) accept any direct compensation from the Company other than director and committee fees and pension or other deferred compensation for prior service, nor (2) are affiliated persons of the Company. The Board of Directors has determined that Richard P. Fox is an “audit committee financial expert” as defined in the rules of the Securities and Exchange Commission (“SEC”). The Audit Committee held eight meetings in fiscal 2009.

Compensation and Plan Administrator Committee. The primary function of the Compensation and Plan Administrator Committee is to assist the Board of Directors to ensure that all officers and key management personnel of the Company and its subsidiaries are effectively compensated in terms of salary, supplemental compensation, and benefits which are internally equitable and externally competitive. The Committee establishes and maintains a competitive, fair, and equitable compensation and benefits policy designed to retain personnel, to stimulate their useful and profitable efforts on behalf of the Company, and to attract necessary additions to the staff with appropriate qualifications. The Committee also acts as Administrator of the Company’s stock incentive plans, determining the terms, amounts and recipients of stock grants. During fiscal 2009, Arlen I. Prentice was a non-voting member of the Committee. Mr. Prentice abstained from participating in matters where he may have had a conflict of interest due to his relationship with Kibble & Prentice, Inc., which is more fully described under Certain Relationships and Related Transactions below. There were three meetings of the Compensation and Plan Administrator Committee during fiscal 2009. The Charter for the Committee is available at the Company’s website at http://www.flowcorp.com/investors.cfm?id=376.

Nominating and Governance Committee. The primary function of the Nominating and Governance Committee is to assist the Board of Directors in matters of Board organization and composition and to locate and recommend to the Board individuals to fill vacancies on the Board. The Nominating and Governance Committee met six times during fiscal 2009. The Charter for the Committee is available at the Company’s website at www.flowcorp.com/investors.cfm?id=376. Information on the Company’s website, however, does not form a part of this Proxy Statement.

THE DIRECTOR NOMINATION PROCESS

(i) Consideration of Director Nominees

The Nominating and Governance Committee will consider qualified nominees recommended by shareholders. Shareholders may submit recommendations to the Nominating and Governance Committee in care of our Chairman of the Board and Secretary at the address set forth on page 1 of this Proxy Statement. Nominees for director who are recommended by shareholders will be evaluated in the same manner as any other nominee for director.

Shareholder recommendations for director should include (i) the name and address of the shareholder recommending the person to be nominated, (ii) a representation that the shareholder is a holder of record of stock of the Company, including the number of shares held and the period of holding, (iii) a description of all arrangements or understandings between the shareholder and the recommended nominee, (iv) such other information regarding the recommended nominee as would be required to be included in a Proxy Statement filed pursuant to Regulation 14A promulgated by the SEC pursuant to the Securities Exchange Act of 1934, as amended and (v) the consent of the recommended nominee to serve as a director of the Company if so elected. We may require that the proposed nominee furnish us with other information as we may reasonably request to assist us in determining the eligibility of the proposed nominee to serve as a director.

To submit a recommendation for director for an upcoming annual shareholder meeting, it is necessary that a shareholder notify the Company not earlier than the close of business on the 120th day and not later than the close of business on the 90th day before the first anniversary of the date that the Proxy Statement for the preceding year’s Annual Meeting was first sent to shareholders, provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the shareholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to the date of such annual meeting and not later than the close of business on the later of the 90th day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, not later than the 10th day following the day on which public announcement of the date of such meeting is first made by the Company. In addition, the notice must meet all other requirements contained in the Company’s Bylaws, if any.

(ii) Nominations by Shareholders

The Nominating and Governance Committee will consider director candidates recommended by shareholders on the same basis as are candidates recommended by the Nominating and Governance Committee. On June 23, 2009, the Company adopted a Bylaw regarding shareholder proposals and nominations for director. Any shareholder wishing to nominate a candidate should deliver the name and address of the shareholder as they appear on the Company’s books (or if the shareholder holds for the benefit of another, the name and address of such beneficial owner) in a letter addressed to the Chair of the Nominating and Governance Committee in care of the Company’s Secretary not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the 2010 annual meeting (nominations for the 2011 annual meeting must be submitted between May 13, 2010 and June 12, 2010. In addition, the submitting shareholder should provide the following information:

➢	the class or series and number of shares of the Company which are, directly or indirectly, owned beneficially and/or of record;

➢	any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Company or with a value derived in whole or in part from the value of any class or series of shares of the Company, whether or not such instrument or right shall be subject to settlement in the underlying class or series of capital stock of the Company or otherwise (a “Derivative Instrument”) that is directly or indirectly owned beneficially and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the Company;

➢	any proxy, contract, arrangement, understanding, or relationship pursuant to which the shareholder has a right to vote or has granted a right to vote any shares of any security of the Company;

➢	any short interest in any security of the Company;

➢	any rights to dividends on the shares of the Company owned beneficially by the shareholder that are separated or separable from the underlying shares of the Company;

➢	any proportionate interest in shares of the Company or Derivative Instruments held, directly or indirectly, by a general or limited partnership or limited liability company or similar entity in which the shareholder is a general partner or, directly or indirectly, beneficially owns an interest in a general partner, is the manager, managing member or directly or indirectly beneficially owns an interest in the manager or managing member of a limited liability company or similar entity;

➢	any performance-related fees (other than an asset-based fee) that the shareholder is entitled to which is based on any increase or decrease in the value of shares of the Company or any Derivative Instruments; and

➢	the information called for above for any members of the shareholder’s immediate family sharing the same household.

For each person whom the shareholder proposes to nominate for election or re-election to the Board of Directors, the shareholder should also provide:

➢	all information relating to the shareholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and

➢	description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among the shareholder and respective affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including, without limitation all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K if the shareholder making the nomination or on whose behalf the nomination is made, if any, or any affiliate or associate thereof or person acting in concert therewith, were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant.

To be eligible to be a nominee for election or re-election as a director of the Company, pursuant to a nomination by a shareholder a person must deliver (in accordance with the time periods prescribed) to the Secretary at the principal executive offices of the Company a written questionnaire with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made (which questionnaire shall be provided by the Secretary upon written request) and a written representation and agreement

(in the form provided by the Secretary upon written request) that such person:

➢	is not and will not become a party to:

➢	any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Company, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Company, or

➢	any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Company, with such person’s fiduciary duties under applicable law;

➢	is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Company with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed therein; and

➢	in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of the Company, and will comply with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Company

Additional information may be requested to assist the Governance Committee in determining the eligibility of a proposed candidate to serve as a director. This may include requiring that a prospective nominee complete a director and officer questionnaire and provide any follow-up information requested. In addition, the notice must meet all other requirements contained in the Company’s Bylaws

Qualification of Directors

In evaluating the suitability of candidates to serve on the Board of Directors, including shareholder nominees, the Nominating and Governance Committee will seek candidates who are “independent” as defined in the NASDAQ rules and meet certain selection criteria, including:

➢	each director should be chosen without regard to sex, race, age, religion or national origin;

➢	each director should be an individual of the highest character and integrity and have an inquiring mind, vision and the ability to work well with others;

➢	each director should be free of any conflict of interest that would violate applicable law or regulations or interfere with the proper performance of the responsibilities of a director;

➢	each director should possess substantial and significant experience which would be of particular importance to the Company in the performance of the duties of a director;

➢	each director should have sufficient time available to devote to the affairs of the Company in order to carry out the responsibilities of a director;

➢	each director should have the capacity and desire to represent the balanced, best interests of the shareholders of the Company as a whole and not primarily a special interest group or constituency;

➢	each director should have the ability to read and understand corporate financial statements; and

➢	each director should have the ability to work effectively with other directors in collectively serving the long-term interests of all shareholders.

Prior to any meeting involving the election of directors, the Nominating and Governance Committee will evaluate the candidates based on the foregoing suitability criteria and recommend the most qualified candidates to the Board of Directors.

In evaluating director candidates, regardless of the source of the nomination, the Nominating and Governance Committee will consider, in accordance with its Charter, the composition of the Board as a whole, the requisite characteristics (including independence, diversity, skills and experience) of each candidate, and the performance and continued tenure of incumbent Board members.

(ii) Process for Identifying and Evaluating Nominees

The Nominating and Governance Committee may employ a variety of methods for identifying and evaluating nominees for director. The Nominating and Governance Committee regularly assesses the size of the Board, the need for particular expertise on the Board, the upcoming election cycle of the Board and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Nominating and Governance Committee considers various potential candidates for director which may come to the Nominating and Governance Committee’s attention through current Board members, management of the Company, professional search firms, shareholders or other persons. These candidates are evaluated at regular or special meetings of the Nominating and Governance Committee, and may be considered at any point during the year.

The Nominating and Governance Committee will consider candidates recommended by shareholders, when the nominations are properly submitted, under the criteria summarized above in “Consideration of Director Nominees.” The deadlines and procedures for shareholder submissions of director nominees are described above. Following verification of the shareholder status of persons proposing candidates, the Nominating and Governance Committee makes an initial analysis of the qualifications of any candidate recommended by shareholders or others pursuant to the criteria summarized above to determine whether the candidate is qualified for service on the Board before deciding to undertake a complete evaluation of the candidate. If any materials are provided by a shareholder or professional search firm in connection with the nomination of a director candidate, such materials are forwarded to the Nominating and Governance Committee as part of its review. If the Nominating and Governance Committee determines that additional consideration is warranted, it may gather and review additional information about the nominee’s background and experience (or may request a third-party search firm on its behalf to gather such additional information and report its findings to the Nominating and Governance Committee). Other than the verification of compliance with procedures and shareholder status, and the initial analysis performed by the Nominating and Governance Committee, a potential candidate nominated by a shareholder is treated like any other potential candidate during the review process by the Nominating and Governance Committee. In connection with this evaluation, the Nominating and Governance Committee determines whether to interview the prospective nominee, and if warranted, one or more members of the Nominating and Governance Committee, and others as appropriate, interview prospective nominees in person or by telephone. After completing this evaluation and interview, the Nominating and Governance Committee makes a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of the Nominating and Governance Committee.

Compensation Committee Interlocks and Insider Participation

The Compensation and Plan Administrator Committee is comprised entirely of independent directors. During fiscal 2009, none of the Company’s executive officers served as a member of a compensation committee or board of directors of any other entity which had an executive officer serving as a member of the Company’s Board of Directors.

Compensation of Directors

The Compensation and Plan Administrator Committee is charged with ensuring that the Company will be able to continue to attract and retain directors having the qualifications necessary to serve the interests of the Company’s shareholders. To achieve this goal and, based on a thorough review of director compensation at a peer group of 16 companies conducted by a nationally recognized independent compensation consulting firm, the Compensation Committee has adopted the following compensation program for Directors. This program was adopted in fiscal 2004, but modified in 2006 to raise the value of the stock grant. The program remained unchanged for fiscal 2008. Effective March 2009, as a recession countermeasure and consistent with the salary cuts being implemented at the Company, the Board agreed to a 5% reduction in its cash compensation. Note that the cash compensation figures below do not reflect the 5% reduction because the reduction did not go into effect until after the end of the fiscal year. The Board intends to return its compensation to previous levels at some point in the future when market conditions allow.

Directors who are not employees of the Company will receive an annual retainer of $20,000, payable quarterly, $1,500 per meeting for attendance at Board meetings and $1,000 per meeting for attendance at

Committee meetings. The Company also reimburses directors for travel and other expenses in connection with their service.

In addition, Committee Chairs are paid an additional annual retainer of $5,000 with the exception of the Audit Committee Chair who is paid an additional annual retainer of $10,000, and the non-executive Chairman of the Board who is paid an additional annual retainer of $15,000.

Non-employee Directors also receive annual grants of shares of Common Stock that are vested at the time of grant. The annual grants of shares of Company stock have a value equal to $40,000. The grants will be made at each Annual Meeting of Shareholders, and the shares will be valued based on the average closing price over the twenty (20) trading days preceding the Annual Meeting.

The Board has adopted a policy that directors retain all shares of stock received from the Company in consideration for their services so long as they continue to serve as directors of the Company.

The Board has also adopted a policy that directors may serve no more than four three-year terms. However, in recognition of Mr. Prentice’s valuable service as a Board member and desire to maintain Board continuity for another year, the Board waived the term limit policy with respect to Mr. Prentice. He is now standing for election for a one-year term, as opposed to the three-year term of the other two directors up for election.

Directors’ Compensation

The following table sets forth the total compensation awarded to, earned by, or paid to our non-employee directors for services rendered to the Company during fiscal year 2009.

	Fees Earned or
Name	Paid in Cash	Stock Awards(1)	Total

Jerry L. Calhoun	$52,463	$40,000	$92,463
Richard P. Fox	$59,850	$40,000	$99,850
Larry Kring	$42,575	$40,000	$82,575
Lorenzo C. Lamadrid	$45,525	$40,000	$85,525
Kathryn L. Munro	$74,188	$40,000	$114,188
Arlen I. Prentice	$35,175	$40,000	$75,175
J. Michael Ribaudo	$33,750	$40,000	$73,750

(1)	This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2009 fiscal year for the fair value of shares granted to each of the non-employee directors in fiscal 2009 in accordance with SFAS 123R. For additional information, refer to Note 17 to the Notes to Consolidated Financial Statements found in Item 8 of Part II of our 2009 Form 10-K (listed under Stock-Based Compensation). These amounts reflect the Company’s accounting expense for these awards, and do not correspond to the actual value that will be recognized by the non-employee directors.

MANAGEMENT

Executive Officers

The executive officers of the Company are:

Name	Age	Position

Charles M. Brown	50	President and Chief Executive Officer
Allen M. Hsieh	49	Vice President and Chief Financial Officer
Karen A. Carter	44	Vice President of Global Operations
Jeffrey L. Hohman	55	Executive Vice President and General Manager
John S. Leness	49	General Counsel and Corporate Secretary
Scott G. Rollins	45	Chief Information Officer
Theresa S. Treat	52	Vice President of Human Resources

Each executive officer of the Company is elected or appointed annually by the Board of Directors.

Charles M. Brown (biographical information for Mr. Brown appears above).

Allen M. Hsieh joined the Company on December 4, 2008 as interim Chief Financial Officer. On May 12, 2009, the Board of Directors appointed Mr. Hsieh Flow’s Chief Financial Officer and as Principle Accounting Officer on July 9, 2009. Mr. Hsieh served from 2003 to 2007 at Infospace, Inc., a publicly traded provider of online and mobile media products and services, first as Chief Accounting Officer and VP Financial Operations, then as Chief Financial Officer. Prior to working at Infospace, Inc., he served from 2000 to 2003 as Vice President—Finance at Terabeam Corporation, a provider of broadband wireless technology equipment and services. He was at PricewaterhouseCoopers LLP from 1985 to 2000, where he was a partner beginning in 1998. Mr. Hsieh has a B.A. in Business Administration.

Karen A. Carter joined the Company in April 2007 as the Director of Operational Excellence and in August 2007 was appointed Vice President of Global Operations. Prior to joining the Company, she held several management and technical roles most recently as Director of Operational Excellence for the Health and Science Technologies business group within IDEX Corporation (1993 to 2007). Most of her professional experience has been spent in manufacturing industries including Micropump Inc., Ford Motor Company and Boeing. Karen Carter is certified as a Six Sigma Black Belt and Value Stream and Mixed Model Value Stream instructor. She holds a Bachelor of Science degree in mechanical engineering from Oakland University.

Jeffrey L. Hohman joined the Company in November 2006 as Executive Vice President and General Manager of the newly formed Flow Waterjet Americas Division. Effective July 27, 2009, in connection with the Company’s ongoing cost reduction efforts, Mr. Hohman’s position was eliminated.

John S. Leness joined the Company in June 1990 as its Corporate Counsel, became General Counsel in December 1990, and was appointed Assistant Secretary in January 1991 and Secretary in February 1991. From 1986 until joining the Company, Mr. Leness had been associated with the Perkins Coie law firm. Mr. Leness has an A.B. in Economics from Harvard College and a J.D. from the University of Virginia.

Scott G. Rollins joined the Company in February 2007 as Chief Information Officer. Effective May 20, 2009, Mr. Rollins became an independent contractor, contracting his time as Chief Information Officer. Prior to joining the Company, Mr. Rollins was a Senior Manager at Maverick Consulting in their manufacturing technology practice. Mr. Rollins spent a decade at Microsoft Corporation and iLogistix, focused on worldwide supply-chain and logistics, manufacturing systems, technology development and deployment.

Theresa S. Treat joined the Company in December 2006 as Vice President, Human Resources. Prior to joining the Company, Ms. Treat was Vice President of Human Resources at Cutter & Buck, Inc., and has more than 20 years of experience in human resources, serving at Onvia, Inc., Pointshare, Inc., Nextlink Communications, and Horizon Airlines. She also served as a labor negotiator for employees in the State of Alaska from 1983 to 1990. Ms. Treat has a Master’s Degree in Labor and Industrial Relations and a Bachelor’s Degree in Industrial and Organizational Psychology, both from the University of Illinois.

STOCK OWNERSHIP OF MANAGEMENT AND OF PRINCIPAL SHAREHOLDERS

The following table sets forth information as of July 6, 2009, with respect to each shareholder known by the Company to be the beneficial owner of more than five percent (5%) of any class of voting securities of the Company, each director, those executive officers listed in the Summary Compensation Table below and all directors and executive officers of the Company as a group. Currently, the Company’s sole class of voting securities outstanding is Common Stock. Except as noted below, each person has sole voting and investment powers with respect to the shares shown. Beneficial ownership is determined in accordance with SEC rules. The number of shares beneficially owned and the percentage of ownership of each person or entity includes shares of Common Stock subject to options, warrants or other convertible securities held by that person or entity that are exercisable within 60 days of July 6, 2009. Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Percentage of beneficial ownership is based on 37,751,229 shares of Common Stock outstanding as July 6, 2009. Certain information in the “Other Beneficial Ownership” table was obtained from filings made with the SEC pursuant to Section 13(g) of the Exchange Act.

Management

						Percent of
	Number of		Number of			Outstanding
Name and Position(1)	Shares(2)		Options(3)		Total	Shares

Charles M. Brown, Director and Executive Officer	164,015		139,683	(4)	303,698	*
Jerry L. Calhoun, Director	10,625		0		10,625	*
Allen M. Hsieh, Executive Officer	0		0		0	*
Richard P. Fox, Director	45,358		0		45,358	*
Jeffrey Hohman, Executive Officer	43,652	(5)	3,969		47,621	*
Larry Kring, Director	25,856		0		25,856	*
Lorenzo C. Lamadrid, Director	43,812		0		43,812	*
Kathryn L. Munro, Director	52,358		29,875		82,233	*
Arlen I. Prentice, Director	248,187		29,875		278,062	*
J. Michael Ribaudo, Director	206,759		29,875		246,634	*
Scott G. Rollins, Executive Officer	4,668		1,764		6,432	*
Theresa S. Treat, Executive Officer	7,778		2,681		10,459	*
All directors and officers—as a group (14 persons)	916,174		284,180		1,200,354	3.2%

*	Denotes less than 1%

(1)	Unless otherwise indicated in the table, the address for each listed person is c/o Flow International Corporation, 23500 64th Avenue South, Kent, Washington 98032.

(2)	Includes restricted stock vesting within 60 days.

(3)	Includes options exercisable within 60 days for shares of Company Common Stock.

(4)	Includes 50,0000 option vesting on July 16, 2009.

(5)	Includes 2,100 shares of restricted stock vesting July 8, 2009.

Other Beneficial Owners

		Percent of
	Number of	Outstanding
Name and Address	Shares	Shares

Freshford Capital Management, LLC(1)	2,135,557	5.7%
10 Bank Street, Suite 675 White Plains, NY 10606
ICM Asset Management, Inc.(2)	1,910,246	5.1%
601 W. Main Avenue, Suite 600 Spokane, WA 99201
The Guardian Life Insurance Company of America(3)	2,745,447	7.3%

(1)	Based on Schedule 13G filed April 13, 2009 by Freshford Capital Management, LLC, a Delaware limited liability corporation.

(2)	Based on Schedule 13G filed February 11, 2009 by ICM Asset Management, Inc., a Washington corporation, and Koyah Ventures, LLC, a Delaware limited liability company.

(3)	Based on Schedule 13G filed February 10, 2009 by The Guardian Insurance Company of America, a New York insurance company and the parent company of Guardian Investor Services LLC, a Delaware limited liability company, a registered investment adviser and broker/dealer, and RS Investment Management Co., LLC, a Delaware limited liability company and registered investment adviser.

Compliance with Section 16 (a) of the Securities Exchange Act of 1934

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who own more than ten percent (10%) of a registered class of the Company’s equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock. Officers, directors and greater-than-ten percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company and representations that no other reports were required, during the fiscal year ended April 30, 2009, all Section 16(a) filing requirements were complied with, except the Section 16(a) filings required to be filed in connection with Dr. Ribaudo’s annual stock grant in connection with service as a director.

Compensation Discussion and Analysis

Introduction. Our Compensation and Plan Administrator Committee (the “Compensation Committee”) establishes and directs the administration of all programs under which executive compensation is paid or awarded to the Company’s executive officers and incentive-eligible employees. The Compensation Committee also evaluates the performance of our Chief Executive Officer (“CEO”) and assesses the overall effectiveness of the Company’s executive compensation programs.

Compensation Program Objectives. The Compensation Committee adopted a compensation philosophy in fiscal 2005, which it has continued to use as the basis for the Company’s compensation programs through fiscal 2009. The objective of the Company’s compensation programs is to provide compensation and benefits that are competitive, equitable and consistent with our commitment to provide a work environment promoting teamwork, outstanding performance and corporate pride.

Elements of Executive Compensation. The elements of executive compensation during fiscal 2009 were base salary, short-term incentive awards, and long-term incentive awards. We describe each of these elements below. While the elements of compensation described below are considered separately, the Compensation Committee takes into account the full compensation package afforded by the Company to each executive, including salary, targeted incentive compensation, retirement and other benefits. In reviewing the individual performance of the executives whose compensation is detailed elsewhere in this Proxy Statement, the Compensation Committee works with the Company’s Human Resources group, and takes into account the views of the CEO (other than in a review of the CEO himself).

Base Salaries. The Compensation Committee believes that base salaries should be competitive with relevant organizations with similar complexity, and internally consistent based upon each position’s assigned responsibilities. Individual salary determinations are made considering qualifications, experience and performance. Base salaries of the executive officers, other than for the CEO, were determined by the Compensation Committee using the CEO’s recommendations. The Compensation Committee engaged an independent compensation consultant to assist for fiscal year 2007, but given deteriorating market conditions did not do so in 2008 or 2009. The Compensation Committee made minimal upward adjustments to selected executives’ base salaries during fiscal 2009 based on competitive pay data and practices in the industrial and commercial machinery industry sector, proxy analysis of a group of peer companies (discussed in the paragraph immediately following), and individual performance. The base salaries of all Flow executives was reduced beginning in May, 2009 by 10% (Charley Brown, CEO, took a 5% reduction in March, and an additional 10% in May for a total 15% reduction), and vacation and sick leave accruals as well as Company contributions to the 401(k) plan were stopped as recession countermeasures.

For the fiscal 2007 analysis of peer group companies, the Company selected its peer group companies using the following criteria: (a) the company must be publicly traded; (b) the company must be headquartered in the U.S.; (c) the company is in the Industrial Manufacturing Industry; and (d) the company must have annual revenue ranging between $100 Million and $400 Million. These criteria resulted in a peer group of 22 companies, consisting of the following: A.S.V., Inc. (ASVI); Alamo Group, Inc. (ALG); Ampco-Pittsburgh Corp. (AP); Badger Meter, Inc. (BMI); CECO Environmental Corp. (CECE); Flanders Corp. (FLDR); Gehl Co. (GEHL); GSI Group, Inc. (GSIG); Hardinge, Inc. (HDNG); Hurco Companies, Inc. (HURC); Kadant, Inc. (KAI); L.B. Foster Co. (FSTR); Lindsay Corp. (LNN); Material Sciences Corp. (MSC); MFRI, Inc. (MFRI); NN, Inc. (NNBR), Presstek, Inc. (PRST), RBC Bearings, Inc. (ROLL); Sun Hydraulics Corp. (SNHY); Synalloy Corp. (SYNL), The Gorman-Rupp Co. (GRC); Thermadyne Holdings Corp. (THMD).

Short-Term Incentive Plan. We believe it is important that those who are directly involved in contributing to the achievement of the Company’s goals should have a meaningful portion of their total compensation opportunity tied to those goals. Executive officers and other key management and technical positions have a portion of their total compensation at risk, contingent upon meeting predefined short-term corporate, business unit and individual goals. More senior executives, who have a greater opportunity to contribute to the Company’s goals, have a greater portion of their compensation at risk.

The Short-Term Incentive Plan emphasizes the achievement of the Company’s annual financial goals. For fiscal 2009 these goals were based upon the Company obtaining Operating Profit of $26.2 million, and Operating Profit as a percentage of Revenue of 9.6%, and executive officers achieving certain individual goals. Executives’ target bonus levels (other than the CEO, which is discussed below) were set at percentages of base salary, ranging from 25–45 percent. Payouts could range from zero to two times the target amount, depending on achievement of goals. Some of the payout could be partially paid in stock at the CEO’s discretion, although it remains a cash-based plan. For executive officers, 80 percent of their short-term incentive award was based on the Company’s achievement of the financial goals and 20 percent was based on the achievement of individual goals for the executive officers. The CEO’s short-term incentive award is determined by his employment agreement (discussed below). For fiscal 2009, the Company financial goals were not achieved. Since the financial goals were not achieved, the Compensation Committee determined payment would not be made with respect to the individual goals, so there were no payments whatsoever.

Long-Term Compensation. We also believe that executive officers and other key management positions should have a meaningful portion of their total compensation linked to sustained performance and to increasing long-term shareholder value. Beginning with fiscal 2006, the Company adopted, and the shareholders approved, a Long-Term Incentive Plan. This Plan was replaced for fiscal 2009 by the Equity Incentive Plan (“EIP”). No awards were made for fiscal 2009 under either the Long-Term Incentive Plan or the EIP. The purpose of the EIP is to provide stock incentives for executives who assist the Company in meeting the Company’s long-term financial goals and to align the interests of executives with the Company’s shareholders. Under the plan, executives have the opportunity to receive shares of stock. At the beginning of the year, participating executives are assigned a target award. The size of the target EIP award is based on the participant’s level in the organization. These target awards may be modified up or down by 35% depending on the participant’s performance during the preceding year, and the potential value of their contributions during the upcoming year. In fiscal 2009,

EIP awards for executive officers who report directly to the CEO were made two-thirds in the form of restricted shares and one-third in the form of options. However, due to the decrease in the price of the Company’s stock, all fiscal 2010 grants under the EIP will be made in the form of restricted shares. This will reduce the number of shares granted and will keep dilution below 2.5%. Both the options and restricted stock vest in equal annual installments over a four-year period.

The Compensation Committee normally uses both stock and stock options for executive compensation believing that both have a role in retention and alignment with shareholders. Stock serves as a retention tool, and both stock and options provide a strong incentive to manage the Company for maximum share value.

Other Benefits. Executives also receive reimbursement for fees paid for financial planning services, and a monthly car allowance. The Company provides a 401(k) plan as a retirement benefit and health insurance for all of its US-based employees. However, as noted above, Company contributions to the 401(k) plan were suspended in March 2009 as a recession countermeasure. It is anticipated that these contributions will be reinstated once Flow exits the recession.

Change In Control. In order to provide executives the assurance that executives will serve the interests of shareholders in the event of a potential sale of the Company or other change in control, the Company provides that in the event an executive loses his or her job without cause following a sale of the Company or other change in control, that executive will receive one year of salary and target bonus and all outstanding unvested equity awards will immediately vest. This benefit is provided to senior executives whose employment would be at risk following a change in control. See “Potential Payments upon Termination or Change in Control” on page under “Executive Compensation” below for quantitative information.

Chief Executive Officer Compensation. Mr. Brown’s compensation arrangement provides for a period of employment that ends on April 30, 2011. His original period of employment was set to expire on April 30, 2010, but was extended in May 2008 for an additional year in recognition of his performance in fiscal year 2008. Subject to the terms and conditions of the agreement, Mr. Brown will receive, or has already received, among other things:

➢	an annual base salary of $500,000, which he voluntarily reduced to $425,000 as a temporary recession countermeasure (5% reduction in March, and an additional 10% in May for a total 15% reduction);

➢	an annual performance-based bonus set at a target of 70% of base salary (but not more than 140% of base salary);

➢	the ability to participate in the EIP and acquire an annual grant of stock options and shares of restricted stock having an aggregate target value equal to 200% of base salary. For fiscal 2010 Mr. Brown will voluntarily receive his grant in restricted shares only; and

➢	a one-time option to purchase 200,000 shares of the Company’s common stock vesting over a four-year period.

The agreement also provides for other benefits, such as relocation payments and home closing expense reimbursements, a monthly financial planning allowance, vacation accrual, and eligibility to participate in life insurance, health insurance, 401(k) and similar benefit plans of the Company.

In general, the compensation and benefits described in the paragraph above will be provided to Mr. Brown in connection with his employment with the Company through the end of the employment term. However, Mr. Brown will not be entitled to all such described compensation and benefits if his employment is terminated prior to the end of the employment term by the Company for Cause (as defined in Mr. Brown’s Employment Agreement) or by resignation of Mr. Brown other than for Good Reason (as defined in the Agreement) but rather, Mr. Brown will only be entitled to receive base salary and other bonuses and compensation earned as of the date of termination. In the event that Mr. Brown’s employment is terminated prior to the end of the employment term by the Company other than for Cause or by resignation of Mr. Brown for Good Reason, then Mr. Brown shall generally be entitled to receive as severance the following: two years of the then-current base salary, two annual bonuses, immediate vesting in all outstanding stock options and restricted stock awards, and the reimbursement for two years of premiums paid for life, hospitalization and disability insurance plan coverage.

In the event that Mr. Brown’s employment is terminated due to the employment term of the Agreement expiring, then Mr. Brown shall generally be entitled to receive as severance the following: one year of the then-current base salary, one annual bonus, and the reimbursement for one year of premiums paid for life, hospitalization and disability insurance plan coverage. If the Agreement terminates by reason of death, then the Company shall provide for immediate vesting in all outstanding stock options and restricted stock awards.

In the event that Mr. Brown’s employment is terminated within one year after a Change in Control other than for Cause or by resignation of Mr. Brown for Good Reason, then Mr. Brown shall generally be entitled to receive as severance the following: two years of the then-current base salary, two annual bonuses, and the reimbursement for two years of premiums paid for life, hospitalization and disability insurance plan coverage.

The Agreement also contains confidentiality, non-competition, non-solicitation and indemnification provisions.

Conclusion. The Compensation Committee believes that the executive compensation policies and practices it has adopted will serve the interests of the shareholders and the Company effectively. The Compensation Committee also believes that the Company’s compensation programs provide motivation for executive officers to contribute to the Company’s future success and balance both the short and long-term interests of our shareholders. The Compensation Committee will continue to monitor the effectiveness of the Company’s total compensation program to meet the ongoing needs of the Company.

Compensation Committee Report

The Compensation and Plan Administrator Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and based on such review and discussions, the Compensation Committee recommended that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION AND PLAN
ADMINISTRATOR COMMITTEE

Jerry L. Calhoun—Chairman
J. Michael Ribaudo
Lorenzo C. Lamadrid
Kathryn L. Munro

Executive Compensation

Summary Compensation Table

The following table shows all fiscal 2009 and, where applicable, 2008 and 2007 compensation paid by the Company to our Chief Executive Officer, Former Chief Financial Officer, current Chief Financial Officer and the other three most highly paid executive officers based on total fiscal 2009 compensation. All individuals listed in the following table are referred to in this Proxy Statement as the “Named Executive Officers.”

											Non-Equity
							Stock		Option		Incentive Plan	All Other
			Salary		Bonus		Awards		Awards		Compensation	Compensation		Total
Name and Principal Position	Year		($)		($)		($)(1)		($)(2)		($)(3)	($)		($)

Charles M. Brown	2009		497,126		—		234,627		570,001	(4)	—	218,721	(5)	1,520,475
Principal Executive Officer	2008		384,624		—		—		272,661		403,855	83,830	(6)	1,144,970
Allen M. Hsieh(7)	2009		150,000	(8)	—		—		—		—	—		150,000
Principal Financial Officer
Douglas P. Fletcher(9)	2009		168,181		—		26,074	(10)	—	(10)	—	30,891	(11)	225,146
Former Principal Financial	2008		252,013		—		39,110				57,963	12,983	(12)	362,069
Officer	2007		252,518		—		39,110				12,112	10,465	(13)	303,740
Jeffrey L. Hohman(14)	2009		259,654		—		139,694	(15)	22,500		—	106,925	(16)	528,773
Executive Vice President and	2008		250,016		—		123,714.96				87,193	10,464	(17)	471,388
General Manager	2007	(18)	120,199		75,000	(19)	80,585				37,500	13,600	(20)	238,284
Scott G. Rollins	2009		200,014		—		35,210	(21)	10,000		—	7,800	(22)	253,024
Chief Information Officer	2008		200,013		—		36,059				41,253	—		277,325
Theresa S. Treat	2009		190,008		—		7,601		15,200		—	14,290	(23)	227,099
Vice President of Human Resources	2008		190,008		—		—				53,202	—		243,210

(1)	This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2009 and, where applicable, 2008 and 2007 fiscal years for the fair value of shares granted to each of the named executive officers in 2009 and, where applicable, 2008 and 2007 fiscal years, in accordance with SFAS 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information, refer to Note 17 to the Notes to Consolidated Financial Statements found in Item 8 of Part II of our 2009 Form 10-K (listed under Stock-Based Compensation). These amounts reflect the Company’s accounting expense for these awards, and do not correspond to the actual value that will be recognized by the named executive officers. Information regarding the shares of restricted stock granted to our named executive officers during the 2009 fiscal year is set forth in the Grants of Plan-Based Awards Table. The Grants of Plan-Based Awards Table also sets forth the aggregate grant date fair value of the restricted stock.

(2)	This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2009 and, where applicable, 2008 and 2007 fiscal years for the fair value of stock options granted to each of the named executive officers in 2009 and, where applicable, 2008 and 2007 fiscal years in accordance with SFAS 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information, refer to Note 17 to the Notes to Consolidated Financial Statements found in Item 8 of Part II of our 2008 Form 10-K (listed under Stock-Based Compensation). These amounts reflect the Company’s accounting expense for these awards, and do not correspond to the actual value that will be recognized by the named executive officers. Information regarding the stock options granted to our named executive officers during the 2009 fiscal year is set forth in the Grants of Plan-Based Awards Table. The Grants of Plan-Based Awards Table also sets forth the aggregate grant date fair value of the stock options.

(3)	For fiscal 2009, the financial goals set forth in the CIP were not achieved and no payment was made under this plan. For additional information on the determination of the amounts related to Non-Equity Incentive Plan Compensation, see the discussion above in the Compensation Discussion and Analysis entitled, “Short-Term Incentive Plan.”

(4)	Pursuant to his Employment Agreement, Mr. Brown was granted an award of options to purchase 200,000 shares of the Company’s common stock. Such grant has a term of 10 years and vests over a four year period at the rate of 25% per year. The fiscal 2009 option expense related to this award was $345,000. The fiscal 2009 option award expense related to Mr. Brown’s EIP grant was $225,001.

(5)	This amount represents $194,742 paid for a relocation reimbursement, a $7,800 automobile allowance, $15,000 financial planning allowance, and $3,628 in 401(k) matching funds.

(6)	This amount represents $67,780 paid for relocation reimbursement, a $4,800 automobile allowance and $11,250 paid for reimbursement for financial planning services.

(7)	Allen M. Hsieh joined the Company on December 4, 2008 as interim Chief Financial Officer. On May 12, 2009, the Board of Directors appointed Mr. Hsieh Flow’s Chief Financial Officer.

(8)	This amount represents contract payments for services rendered from December 2008 through April 2009.

(9)	Effective December 5, 2009, Mr. Fletcher resigned as Chief Financial Officer.

(10)	Restricted stock and options that had not vested at the time of Mr. Fletcher’s resignation were forfeited.

(11)	This amount represents $4,002 in 401(k) matching funds, a $4,897 automobile allowance, and $21,992 accrued vacation paid at separation.

(12)	This amount represents $6,383 in 401(k) matching funds and a $6,600 automobile allowance.

(13)	This amount represents $3,264 in 401(k) matching funds and a $7,200 automobile allowance.

(14)	Effective July 27, 2009, Mr. Hohman’s position was eliminated in connection with the Company’s ongoing cost reduction efforts.

(15)	This amount represents $128,444 of fiscal 2009 expense related to Mr. Hohman’s hire date restricted stock grant and $11,250 related to Mr. Hohman’s fiscal 2009 EIP grant.

(16)	This amount represents $5,033 in 401(k) matching funds, a $7,800 automobile allowance, and 94,092 paid for a relocation reimbursement.

(17)	This amount represents $3,864 in 401(k) matching funds and a $6,600 automobile allowance.

(18)	Mr. Hohman joined the Company on November 1, 2006.

(19)	This amount represents a signing bonus.

(20)	This amount represents a $3,600 automobile allowance and a relocation allowance of $10,000.

(21)	This amount represents $30,210 of fiscal 2009 expense related to Mr. Rollins’ hire date restricted stock grant and $5,000 related to Mr. Rollins’ fiscal 2009 EIP grant.

(22)	This amount represents an automobile allowance.

(23)	This amount represents $6,490 paid in 401(k) matching funds and $7,800 paid for an automobile allowance.

Grants of Plan-Based Awards

The following table provides information about equity and non-equity awards granted to the named executive officers in fiscal 2009. In the columns described as Estimated Future Payouts Under Non-Equity Incentive Plan Awards, this table quantifies potential awards under the Short-Term Incentive Plan discussed above. In the columns described below as Estimated Future Payouts Under Equity Incentive Plan Awards, this table quantifies awards made to named executive officers under the Equity Incentive Plan (long-term compensation) discussed above.

					All Other	All Other
					Stock	Option	Exercise
		Estimated Future			Awards:	Awards:	or Base	Grant Date
		Payouts Under		Estimated Future	number	Number of	Price of	Fair Value
		Non-Equity Incentive		Payouts Under Equity	of shares	Securities	Option	of Stock
		Plan Awards		Incentive Plan Awards	of stock	Underlying	Awards	and Option
	Grant	(1)		(2)	or units	Options	($/Sh)	Awards
Name	Date	Target($)	Maximum($)	Target(#)	(#)	(#)	(3)	(4)($)

Charles M. Brown	5/1/2008	347,988	695,976	—	—	—	—	—
	5/7/2008	—	—	158,731	—	—	9.77	900,005
	5/7/2008	—	—	96,060	—	—	—	544,660
Allen M. Hsieh	—	—	—	—	—	—	—	—
Douglas P. Fletcher	5/1/2008	67,212	134,424	—	—	—	—	—
Jeffrey L. Hohman	5/1/2008	116,844	233,689	—	—	—	—	—
	5/7/2008	—	—	15,873	—	—	9.77	90,000
	5/7/2008	—	—	4,606	—	—	—	26,116
Scott Rollins	5/1/2008	50,004	100,007	—	—	—	—	—
	5/7/2008	—	—	7,055	—	—	9.77	40,002
	5/7/2008	—	—	2,047	—	—	—	11,606
Theresa S. Treat	5/1/2008	76,003	152,006	—	—	—	—	—
	5/7/2008	—	—	10,723	—	—	9.77	60,799
	5/7/2008	—	—	3,112	—	—	—	17,645

(1)	These columns show what the potential payout for each named executive officer was under the Short-Term Incentive Plan in fiscal 2009, if the target, or maximum goals were satisfied for all performance measures. The potential payouts were performance-driven and therefore completely at risk. The payouts range from zero to two times the target bonus, depending on the degree of target achievement. However, as noted above, for fiscal 2009, the financial goals were not achieved and no payment was made under this plan. The business measurements, performance goals, and salary multipliers for determining the payout are described in the Compensation Discussion and Analysis, above. A column for “threshold” payments under the Short-Term Incentive Plan has been omitted because the Short-Term Incentive Plan does not have a threshold payment feature.

(2)	This column represents awards granted in fiscal 2009 to the named executive officers under the Equity Incentive Plan (long-term compensation) discussed in more detail in the “Long-Term Compensation” section of the Compensation Discussion and Analysis. The Compensation Committee determined that two-thirds of these awards would be in the form of options, and one-third in restricted stock. Both the options and restricted vest in equal annual installments over a four-year period. A column for “threshold” and “maximum” payments under the Equity Incentive Plan has been omitted because the Equity Incentive Plan does not have a threshold or maximum award or payment feature.

(3)	This column shows the exercise price for the stock options granted pursuant to the Equity Incentive Plan, which was the closing market price of Company stock on the grant date indicated.

(4)	This column shows the full grant date fair value of grants under SFAS 123R.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information on the holdings of stock option and restricted stock awards to the named executive officers as of April 30, 2009. This table includes unexercised and unvested option awards and unvested shares of restricted stock. Each equity grant is shown separately for each named executive officer. The option exercise price shown below reflects the closing market price of the Company’s stock on the date of the grant. The market value of the restricted stock awards is based on the closing market price on April 30, 2009, which was $1.82. For additional information about the option awards and restricted stock awards, see the description of equity incentive compensation in the Compensation Discussion and Analysis and the Grants of Plan-Based Awards table.

	Option Awards						Stock Awards
		Number of	Number of					Number of	Market Value
		Securities	Securities					Shares or	of Shares or
		Underlying	Underlying					Units of	Units of
		Unexercised	Unexercised		Option	Option		Stock That	Stock that
	Grant	Options (#)	Options (#)		Exercise	Expiration	Grant	Have Not	Have Not
Name	Date	Exercisable	Unexercisable		Price ($)	Date	Date	Vested (#)	Vested ($)

Charles M. Brown	5/7/2008	—	158,731		9.77	5/7/2018	—	—	—
	—	—	—		—	—	5/7/2008	96,060	174,829
	7/16/2007	50,000 (1)	150,000	(1)	11.40	7/16/2017	—	—	—
Allen M. Hsieh	—	—	—		—	—	—	—	—
Douglas P. Fletcher(2)	—	—	—		—	—	—	—	—
Jeffrey L. Hohman	5/7/2008	—	15,873	9.77		5/7/2018	—	—	—
	—	—	—		—	—	5/7/2008	4,606	8,383
	—	—	—		—	—	1/8/2007	6,300	11,466
Scott Rollins	5/7/2008	—	7,055	9.77		5/7/2018	—	—	—
	—	—	—		—	—	5/7/2008	2,047	3,726
	—	—	—		—	—	6/18/2007	5,344	9,276
Theresa S. Treat	5/7/2008	—	10,723		9.77	5/7/2018	—	—	—
	—	—	—		—	—	5/7/2008	3,112	5,664

(1)	This option was granted pursuant to Mr. Brown’s employment agreement. These options vest in equal annual installments over a four-year period. An additional 50,000 options vested on July 16, 2009, the two-year anniversary date of the original grant.

(2)	All unvested stock and option awards of Mr. Fletcher were forfeited at the time of Mr. Fletcher’s resignation.

Option Exercises and Stock Vested

The following table provides information for the named executive officers on (1) stock option exercises during fiscal 2009, including the number of shares acquired upon exercise and the value realized; and (2) the number of shares acquired upon the vesting of restricted stock awards and the value realized, each before payment of any applicable withholding tax and broker commissions.

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized on	Acquired on	Value Realized on
	Exercise	Exercise	Vesting	Vesting
Name	(#)	($)(1)	(#)	($)(1)

Charles M. Brown	—	—	—	—
Allen M. Hsieh	—	—	—	—
Douglas P. Fletcher	—	—	3,360	18,871
Jeffrey L. Hohman	—	—	2,500	10,000
Scott Rollins	—	—	2,375	11,174
Theresa S. Treat	—	—	—	—

(1)	The dollar amount realized upon vesting was calculated by multiplying the number of shares of stock by the market value of the underlying shares on the vesting date.

Potential Payments upon Termination or Change in Control

Except for our Chief Executive Officer, the Named Executive Officers do not have employment or severance agreements with the Company. However, the Company does have a policy that in the event a member of the senior management team (those reporting directly to the Chief Executive Officer) loses his or her job without cause following a sale of the Company or other change in control, that executive will receive one year of salary and target bonus in addition to any rights under the Company’s 2005 Equity Incentive Plan with respect to acceleration of vesting of stock and options.

Certain of the Named Executive Officers have unvested stock options and awards of restricted stock under the Company’s 2005 Equity Incentive Plan, the vesting of which may accelerate in the event of a Change in Control (as defined below). The information below is a summary of certain provisions of these arrangements and does not attempt to describe all aspects of the arrangements.

In the event of a Change in Control, our Chief Executive Officer will be generally be entitled to receive two years of the then-current base salary, two annual bonuses, immediate vesting in all outstanding stock options and restricted stock awards, and the reimbursement for two years of premiums paid for life, hospitalization and disability insurance plan coverage. Receipt of these payments is conditioned upon the Chief Executive Officer agreeing to enter into a separation agreement presented by the Company that includes standard terms such as a release of all claims against the Company. “Change in Control” is specifically defined in Mr. Brown’s Employment Agreement and is slightly different than the definition of change in control in the 2005 Equity Incentive Plan (shown further down below). Change in Control in Mr. Brown’s Employment Agreement is defined as:

(i) Any person, excluding for this purpose, (i) the Company or any subsidiary of the Company, or (ii) any employee benefit plan of the Company or any subsidiary of the Company, or any person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan which acquires beneficial ownership of voting securities of the Company, is or becomes the “beneficial owner”, directly or indirectly of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities; provided, however, that no Change in Control will be deemed to have occurred as a result of a change in ownership percentage resulting solely from an acquisition of securities by the Company; or

(ii) During any two (2) consecutive years, individuals who at the beginning of such two-year period constitute the Board of Directors of the Company and any new directors whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved cease for any reason to constitute at least a majority of the Board; or

(iii) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”) , in each case, unless, following such Business Combination, all or substantially all of the individuals and entities who were the beneficial owners of outstanding voting securities of the Company immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the outstanding voting securities of the Company.

Following the description of the agreements, there is a table showing the potential payments the Named Executive Officers could have received under these arrangements in connection with a Change in Control if it would have occurred on April 30, 2009, the last day of the Company’s fiscal year.

There is also presented a table showing the potential payments and benefits the Chief Executive Officer could receive in various termination and Change in Control scenarios if such events occurred on April 30, 2009, the last day of the Company’s fiscal year. Some of the termination scenarios presented for the Chief Executive Officer depend on whether the termination involves “Cause,” “Good Reason” and “Disability” as those terms are defined in the employment agreement between the Chief Executive Officer and the Company.

Douglas P. Fletcher, our former Chief Financial Officer, resigned from the Company effective

December 5, 2008. Restricted stock and options that had not vested at the time of Mr. Fletcher’s resignation were forfeited. The only amount paid to Mr. Fletcher at the time of his resignation from the Company was $21,992 for vacation accrual.

Acceleration of Stock Award Vesting

The Company’s 2005 Equity Incentive Plan provides that in the event of a Change in Control (as defined below), if the surviving corporation does not assume or continue outstanding stock awards or substitute similar stock awards for those outstanding under the 2005 Equity Incentive Plan, then all such outstanding stock awards will be accelerated and become fully vested and exercisable immediately prior to the consummation of the Change in Control transaction.

For purposes of the 2005 Equity Incentive Plan, “Change in Control” means:

(i) Approval by the holders of the Company’s Common Stock of any merger or consolidation of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of common stock are converted into cash, securities or other property, other than a merger of the Company in which the holders of the Common Stock immediately prior to the merger have substantially the same proportionate ownership of common stock of the surviving corporation immediately after the merger;

(ii) Approval by the holders of the Common Stock of any sale, lease, exchange or other transfer in one transaction or a series of related transactions of all or substantially all of the Company’s assets other than a transfer of the Company’s assets to a majority-owned subsidiary of the Company; or

(iii) Approval by the holders of the Common Stock of any plan or proposal for the liquidation or dissolution of the Company.

Estimated Payments on Change in Control for Named Executive Officers (other than CEO)
(as of April 30, 2009)

	Payments		Restricted
	upon Termination by	Stock Option	Stock Vesting
	Company without	Vesting in	in Connection
	Cause in Connection	Connection	with a
	with a Change in	with a Change	Change in
Name	Control $(1)	in Control(2)	Control(3)

Allen M. Hsieh, Principal Financial Officer(4)	—	—	—
Jeffrey L. Hohman, EVP and General Manager	376,498	—	19,849
Scott G. Rollins, Chief Information Officer	250,017	—	13,002
Theresa S. Treat, VP of Human Resources	266,011	—	5,664

(1)	Represents payment of 12 months of base salary (note that in May 2009 these salaries were reduced by 10% as a recession countermeasure) plus the target Short-Term Incentive Plan award from the “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” column in the “Grants of Plan-Based Awards” table.

(2)	The exercise prices of all options were less than the closing price of the common stock on the last trading day of the 2009 fiscal year (April 30, 2009), which was $1.82. See “Outstanding Equity Awards at Fiscal Year-End” table.

(3)	Represents the amount of unvested restricted stocks awarded with respect to which the vesting would accelerate as a result of a Change in Control (as defined in 2005 Equity Incentive Plan) multiplied by the number of restricted stock shares unvested at the closing price of a share of common stock on the last trading day of the 2009 fiscal year, which was $1.82. See “Market Value of Shares or Units of Stock that Have Not Vested” column in the “Outstanding Equity Awards at Fiscal Year-End” table.

(4)	Allen M. Hsieh joined the Company on December 4, 2008 as interim Chief Financial Officer. He was an independent contractor until May 12, 2009, when the Board of Directors appointed Mr. Hsieh as the Company’s Chief Financial Officer. Therefore, he would not have been entitled to any change in control payments at April 30, 2009.

Estimated Payments upon Termination or Change in Control for CEO
(as of April 30, 2009)

Restricted
Stock Vesting
			Payments in	in Connection
			Connection	with Termination
			with Termination	for Death,
	Payments upon	Cash Severance	for Death,	Termination by
	Resignation with	upon Termination by	Termination by	Company without
	Good Reason or	Death, Disability,	Company without	Cause or by CEO
	Termination w/out	by the Company	Cause or by CEO	with Good reason,
	Cause or due to	for Cause or	with Good reason,	or
	Change in Control $	Resignation without	or Change	Change in
Name	(1)	Good Reason $(2)	in Control(3)	Control $(4)

Charles M. Brown, Principal Executive Officer	1,814,937	31,446	—	174,829

(1)	Represents payment of 24 months of base salary or $475,000 (Mr. Brown’s $500,000 base salary was reduced by 5% in March as a temporary recession counter measure. His base salary was reduced another 10% in May, but this table is only as of April 30, 2009) plus two years of Mr. Brown’s FY2008 Short-Term Incentive Plan bonus of $403,855. With respect to the bonus, Mr. Brown’s Employment Agreement provides that in the event of resignation with Good Reason, or Termination without Cause not related to a Change in Control, Mr. Brown would be entitled to receive two years worth of either (a) the average of the two most recent bonuses received, or (b) if he had only received one bonus, the amount of that previous bonus. Since his fiscal 2009 bonus would not have been paid should this triggering event have happened on April 30, 2009, the only bonus he would have received would have been his fiscal 2008 bonus, so that is the bonus used in this hypothetical scenario. This amount also includes a payment of $25,781 for 24 months of COBRA health insurance premiums per his Employment Agreement and a payment of $31,446 for vacation accrual.

(2)	In this scenario, per his Employment Agreement, Mr. Brown would be entitled to receive the bonus earned at the date of the triggering event. As discussed in the “Compensation Discussion and Analysis” section, in fiscal 2009, the Company financial goals were not achieved and no payouts were made pursuant to the Short-Term Incentive Plan, so if there was a triggering event on April 30, 2009, the bonus earned would have been zero. The only amount to be paid would have been $31,446 for vacation accrual.

(3)	The exercise prices of all of the options were less than the closing price of the common stock on the last trading day of the 2009 fiscal year (April 30, 2009), which was $1.82. See “Outstanding Equity Awards at Fiscal Year-End”.

(4)	Represents the amount of unvested restricted stocks awarded with respect to which the vesting would accelerate as a result of Termination by the Company for Death or without Cause or termination by the CEO with Good Reason, or a Change Control multiplied by the number of restricted stock shares unvested at the closing price of a share of common stock on the last trading day of the 2009 fiscal year, which was $1.82. See “Market Value of Shares or Units of Stock that Have Not Vested” column in the “Outstanding Equity Awards at Fiscal Year-End” table.

Report of the Audit Committee

The undersigned members of the Audit Committee oversee the Company’s corporate accounting reporting practices and the quality and integrity of the financial reports of the Company on behalf of the Board of Directors. Management of the Company is responsible for the Company’s financial statements and the financial reporting process, including the system of internal controls over financial reporting. The Company’s independent registered public accounting firm is responsible for expressing an opinion on the conformity of audited financial statements with accounting principles generally accepted in the United States.

In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed with management of the Company and the independent registered public accounting firm the Company’s audited financial statements contained in the Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 2009.

The Audit Committee meets with the independent registered public accounting firm at least quarterly and has discussed with them the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. In addition, the Audit Committee has discussed with the independent registered public accounting firm its independence from the Company and management including the matters in the written report provided to the Audit Committee as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. Also, the Company’s internal auditor reports directly to the Audit Committee and meets at least quarterly with the Audit Committee.

The Audit Committee reviewed and discussed management of the Company’s assessment of its internal control over financial reporting and the independent registered public accounting firm’s evaluation of management’s assessment of the Company’s internal control over financial reporting with management of the Company and the Independent Auditors. In addition, the Audit Committee discussed with Company management and the independent registered public accounting firm any significant deficiencies identified with respect to the Company’s internal control over financial reporting, and elicited recommendations for the improvement of the Company’s internal control over financial reporting.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, the audited financial statements included in the Company’s Annual Report on Form 10-K for fiscal 2009.

As a result of the adoption of the Sarbanes-Oxley Act of 2002, the Board of Directors is required to determine whether the Company has an “audit committee financial expert” on the Audit Committee. An “audit committee financial expert” is defined as a person who has the following attributes: (i) an understanding of generally accepted accounting principles and financial statements; (ii) the ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves; (iii) experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the registrant’s financial statements, or experience actively supervising one or more persons engaged in such activities; (iv) an understanding of internal controls and procedures for financial reporting; and (v) an understanding of audit committee functions. Based on the review of the experience and qualifications of the Audit Committee members, the Board of Directors has determined that Richard P. Fox, the Chairman of the Audit Committee, is qualified as an audit committee financial expert.

AUDIT COMMITTEE

Richard P. Fox—Chairman
Larry A. Kring
Kathryn L. Munro

AMENDMENT OF RESTATED ARTICLES OF INCORPORATION TO INCREASE THE AUTHORIZED NUMBER OF SHARES
OF COMMON STOCK
(PROXY PROPOSAL NUMBER 2)

Background and Text of Amendment

The Company’s Restated Articles of Incorporation provides that the Company is authorized to issue two classes of stock, consisting of 49,000,000 shares designated as common stock, $.01 par value per share, and 1,000,000 shares designated as Preferred Stock, $.01 par value per share. On June 23, 2009, the Board of Directors adopted a resolution setting forth a proposed amendment to the Restated Articles of Incorporation to increase the authorized number of shares of common stock by 35,000,000 shares to an aggregate of 84,000,000 shares of common stock. The resolution declares the advisability of the proposed amendment and directs that the proposed amendment be considered at the annual meeting of shareholders.

If this Proposal 2 is approved and the amendment becomes effective, Section 4.1 and Section 4.2.1 of Article Four of the Restated Articles of Incorporation, which are the sections that set forth or otherwise reference the Company’s currently authorized capital stock, would be amended to read in its entirety as follows:

4.1 Authorized Shares. The total number of shares of stock which the Corporation shall have authority to issue is 85,000,000 shares, which shall consist of 84,000,000 shares of common stock, $.01 par value per share (“Common Shares”) and 1,000,000 shares of preferred stock, $.01 par value per share (“Preferred Shares”).

* * *

4.2.1 Common Stock. The Common Stock shall consist of 84,000,000 shares. Except as Otherwise provided in accordance with these Articles of Incorporation, the Common Shares shall have the unlimited voting rights, with each share being entitled to one vote, and the rights to receive the net assets of the Corporation upon dissolution, with each share participating on a pro rata basis.

* * *

The remaining text of Article Four of the Restated Articles of Incorporation would remain unchanged. In the event the amendment is approved by shareholders, the Company will thereafter execute and submit to the Washington Secretary of State for filing Articles of Amendment of the Restated Articles of Incorporation providing for the amendment and the increase in authorized common stock. The amendment will become effective at the close of business on the date the Articles of Amendment are accepted for filing by the Washington Secretary of State.

As of the voting record date for the annual meeting of shareholders, there were 37,751,229 shares of common stock issued and outstanding and another 798,810 shares of common stock reserved for issuance upon exercise of options previously granted from the Company’s 2005 Equity Incentive Plan. While the Company’s authorized but unissued shares currently available for issuance are sufficient to meet its obligations to deliver shares under these previously granted stock options, after the issuance of shares to meet such obligations, the Company would have available for future issuance only approximately 10,449,961 shares of common stock should this proposal to amend the Restated Articles of Incorporation to increase the authorized number of shares of common stock not be approved.

If this Proposal is approved, the newly authorized shares of common stock will have voting and other rights identical to the currently authorized shares of common stock. The increase in authorized shares will have no immediate effect on the rights of existing shareholders. The increase in the number of our authorized shares of common stock, when implemented, will not change the par value of the common stock, the number of shares of our common stock which were issued and outstanding immediately prior to the effective date of the amendment of the Restated Articles of Incorporation or the number of authorized shares of our preferred stock. To the extent that the additional authorized shares are issued in the future, the existing shareholders’ percentage of ownership of the Company will decrease, and depending upon the price at which such shares are issued, could be dilutive to existing shareholders. You can find the Company’s Restated Articles of Incorporation (in their current form) attached as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed May 3, 2005.

Purpose and Effect of Amendment

The Board of Directors believes that increasing the number of authorized shares of common stock is desirable to make additional unreserved shares of common stock available for issuance or reservation without further stockholder authorization, except as may be required by applicable law or by NASDAQ listing requirements that may require shareholder approval for certain issuances of additional shares. Having such additional shares authorized and available for issuance or reservation will provide the Company with the flexibility to issue shares of common stock in possible future financings, acquisitions, equity incentive plans or other proper corporate purposes which may be identified in the future by the Board of Directors, without the expense and delay of a special shareholders’ meeting. Other than with respect to the issuance of shares pursuant to any takedown from an S-3 “shelf” Registration Statement and shares that may be issued from time to time under the Company’s 2005 Equity Incentive Plan, the Company has no current plans or other existing or proposed agreements or understandings to issue, or reserve for future issuance, any of the additional shares of common stock which would be authorized by the proposed amendment. The issuance of additional shares of common stock may have a dilutive effect on earnings per share and on the equity and voting power of existing holders of common stock. It may also adversely affect the market price of the common stock.

Potential Anti-Takeover Effects

Although the proposed amendment to the Company’s Restated Articles of Incorporation is not motivated by takeover concerns and is generally not considered by the Board of Directors to be an anti-takeover measure, the availability of additional authorized shares of common stock could enable the Board of Directors to issue shares defensively in response to a takeover attempt. Such issuances could dilute the ownership and voting rights of a person seeking to obtain control of the Company, dilute the value of outstanding shares, and increase the ownership of shareholders opposed to a takeover. Thus, increasing the authorized common stock could render more difficult and less likely a merger, tender offer or proxy contest, assumption of control by a holder of a large block of the Company’s stock, and the removal of incumbent management. Issuance of additional shares unrelated to any takeover attempt could also have these effects.

The Company has in place a Preferred Share Rights Purchase Plan, also commonly known as a “poison pill” plan. Pursuant to the Preferred Share Rights Purchase Plan, a Preferred Share Purchase Right (a “Right”) is attached to each share of Company common stock. One of the provisions of the Preferred Share Rights Purchase Plan provides that the Rights will be exercisable only if a person or group acquires 15% or more of the Company’s common stock or announces a tender offer, the consummation of which would result in ownership by a person or group of 15% or more of the Company’s common stock. If a person or group acquires 15% or more of the Company’s outstanding common stock, one of the provisions of the Preferred Share Rights Purchase Plan provides that each Right will entitle its holder (other than such person or members of such group) to receive, upon exercise, a number of the Company’s common shares having a value equal to two times the exercise price of the Right. To the extent that the Company has additional authorized shares of common stock, such shares of common stock would be available for issuance to holders of each Right in the event they exercise such Rights. This would result in a more dilutive issuance of common stock upon the exercise of the Rights and could render more difficult and less likely a merger, tender offer or proxy contest, assumption of control by a holder of a large block of the Company’s stock, and the removal of incumbent management. As with most “poison pill” plans, the terms of our Preferred Share Rights Purchase Plan are complex and not easily summarized, particularly as they relate to the acquisition of our common stock and the exercisability of the Rights and this summary may not contain all of the information that is important to you. Accordingly, if you want more complete information, you should read the Preferred Share Rights Plan in its entirety.

Management has no current intent to propose anti-takeover measures in future proxy solicitations.

The Board of Directors Recommends a Vote
“FOR” the Amendment of the Company’s Restated Articles of Incorporation to
Increase the Authorized Number of Shares of Common Stock.

AMENDMENT OF THE 2005 EQUITY INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES AVAILABLE FOR ISSUANCE BY 2,500,000 SHARES
(PROXY PROPOSAL NUMBER 3)

Subject to shareholder approval, the Board approved an amendment to the 2005 Equity Incentive Plan (the “2005 Plan”) that increases the number of shares of common stock authorized for issuance under the Plan by 2,500,000 shares. The 2005 Plan was originally adopted by the Board in August 2005 and approved by the shareholders in September 2005.

We believe that the 2005 Plan provides meaningful performance incentives to our directors, officers, employees and other service providers, which, in turn, are expected to improve the Company’s long-term performance. We are asking our shareholders to approve an increase in the number of shares issuable under the Plan in order to continue this company-wide compensation strategy and to provide resources to recruit and retain qualified personnel to support our planned strategic growth. Under the 2005 Plan, the number of shares of common stock currently authorized by our shareholders for issuance is 2,500,000 shares. As of July 6, 2009, about 14,398 shares remained available for grant under the 2005 Plan. If the shareholders approve the amendment of the 2005 Plan, 2,500,000 additional shares will be available for issuance under the 2005 Plan. The proposed amendment will not become effective if the shareholders do not approve it. The material features of the 2005 Plan, as proposed to be amended, are summarized below. A copy of the full text of the 2005 (in its current form) can be found in the Company’s Form 8-K filed September 27, 2005, Exhibit 10.1.

Summary of the 2005 Plan

Administration

The Compensation and Plan Administration Committee (the “Committee”) administers the 2005 Plan. The Committee has the authority to determine when and to whom awards will be granted, including the type, amount, form of payment and other terms and conditions of each award, consistent with the provisions of the 2005 Plan. In addition, the Committee has the authority to interpret the 2005 Plan and the awards granted under the 2005 Plan, and establish rules and regulations for the administration of the plan. The Committee may delegate the administration of the plan to the one or more subcommittees consisting of members of the Committee or our independent directors.

Eligible Participants

Any employee (including any officer), consultant or director providing services to the Company or to any affiliate of the Company is eligible to be selected to receive awards under the 2005 Plan, unless a specific arrangement sets forth additional eligibility requirements, and provided that incentive stock options are only granted to employees. As of the date of this proxy statement approximately 607 employees and directors were eligible as a class to be selected to receive awards under the 2005 Plan.

Shares Available for Awards

The aggregate number of shares of the Company’s common stock (“Common Stock”) that may be issued as awards under the 2005 Plan will be 5 million shares, if the proposed amendment is approved. The aggregate number of shares of Common Stock which may be granted to any one participant in any one fiscal year of the Company under the 2005 Plan is one million. This maximum number of shares is in addition to any cash incentives (or shares of Common Stock issued in settlement of any cash incentives) awarded to such participant in any one fiscal year of the Company. The maximum aggregate number of shares of Common Stock which may be granted as incentive stock options is one million. The Committee may adjust the aggregate number of shares reserved for issuance under the Plan in the case of a stock dividend or other distribution, including a stock split, merger, extraordinary dividend, or other similar corporate transaction or event, in order to prevent dilution or enlargement of the benefits or potential benefits intended to be provided under the 2005 Plan.

If any shares of Common Stock related to an award granted under the 2005 Plan is forfeited or become unexercisable, or if any award terminates without the delivery of any shares, the shares of Common Stock previously set aside for such awards will be available for future awards under the 2005 Plan.

Cash Awards

Cash awards may be made under the 2005 Plan to be paid upon the achievement of certain performance goals relating to one or more of the performance criteria listed below, as established by the Committee within 90 days of the start of the performance period over with the award is earned and prior to the issuance of the cash award. Cash awards may be paid in part or in whole in shares of Common Stock, valued at the time of the payment of the award. Cash awards may be combined with other forms of grants under the 2005 Plan. The maximum annual cash award that may be granted to any one participant in any one fiscal year of the Company is $2,000,000 (including the value of any stock issued in satisfaction of cash awards). This maximum cash award is in addition to any stock options or other stock-based compensation awarded to such participant in any one fiscal year of the Company.

Stock Options

The holder of an option will be entitled to purchase a number of shares of Common Stock at a specified exercise price (which may not be less than the fair market value of the underlying shares on the date of grant) during a specified time period, all as determined by the Committee. The option exercise price may be payable either in cash or, at the discretion of the Committee, in shares of our Common Stock.

Restricted Stock and Restricted Stock Units

The holder of restricted stock will own shares of Common Stock subject to forfeiture to the Company if the holder does not satisfy certain requirements (including, for example, continued employment with the Company) for a specified period of time. The holder of restricted stock units will have the right, subject to any restrictions imposed by the Committee, to receive shares of Common Stock, or a cash payment equal to the fair market value of those shares, at some future date determined by the Committee, provided that the holder has satisfied certain requirements (including, for example, continued employment with the Company until such future date).

The awards of restricted stock, restricted stock units and cash awards that are intended to qualify as “performance based compensation” within the meaning of Section 162(m) of the Internal Revenue Code will be subject to the attainment of performance goals relating to the performance criteria selected by the Committee as permitted under the 2005 Plan. The performance criteria will be established by the Committee from one or more of the following categories (as selected by the Committee):

➢	cash flow;

➢	earnings per share;

➢	earnings per share growth;

➢	earnings before interest, taxes, and amortization;

➢	return on equity;

➢	market share;

➢	total shareholder return;

➢	share price performance;

➢	return on capital;

➢	return on assets, net assets or invested assets;

➢	revenue;

➢	revenue growth;

➢	earnings growth;

➢	operating income;

➢	operating profit;

➢	growth in operating income or profit;

➢	profit margin;

➢	return on operating revenue;

➢	return on invested capital;

➢	market price of Shares;

➢	brand recognition;

➢	customer satisfaction;

➢	operating efficiency;

➢	productivity; and

➢	reduction in costs.

Stock Appreciation Rights

Participants may be granted tandem SARs (consisting of SARs with underlying options) and stand-alone SARs. The holder of a tandem SAR is entitled to elect between the exercise of the underlying option for shares of Common Stock or the surrender of the option in exchange for the receipt of a payment (in cash, Common Stock or both) equal to the excess of the fair market value on the surrender date over the aggregate exercise price payable for such shares. The holder of stand-alone SARs will be entitled to receive (in cash, Common Stock or both) the excess of the fair market value (on the exercise date) over the exercise price for such shares.

Termination of Employment

Unless otherwise provided in the applicable award agreement or any severance agreement, vested options granted under the 2005 Plan will expire, terminate, or otherwise be forfeited as follows:

➢	ninety (90) days after the date of termination of a participant’s employment, other than in the circumstances described below;

➢	immediately upon termination of a participant for cause (as may be defined in a subplan or award agreement);

➢	twelve (12) months after the date on which a participant suffers Disability (as defined in the 2005 Plan); and

➢	twelve (12) months after the death of a participant if such participant’s employment had not previously been terminated.

Cancellation of Awards

The Committee has the authority to cancel any awards granted to a participant under the 2005 Plan if the participant violates any legal obligation owed to the Company or otherwise acts in a manner detrimental to the Company’s interest. The participant may also be required to return any award-related gains realized within the twelve-month period preceding such a violation.

Duration, Termination and Amendment

The 2005 Plan will terminate in September of 2015, unless terminated by the Board or the Committee earlier, or extended by an amendment approved by the Company’s shareholders. No awards may be made after the termination date. However, unless otherwise expressly provided in an applicable award agreement, any award granted under the 2005 Plan prior to the expiration may extend beyond the end of such period through the award’s normal expiration date.

The Board and the Committee may generally amend or terminate the plan as determined to be advisable. Shareholder approval may also be required for certain amendments by the Internal Revenue Code, the rules of Nasdaq, or rules of the Securities and Exchange Commission. The Board or the Committee has specific authority to amend the 2005 Plan without shareholder approval to comply with legal, regulatory and listing requirements and to avoid unanticipated consequences determined to be inconsistent with the purpose of the 2005 Plan or any award agreement.

Prohibition on Repricing Awards

Without the approval of the Company’s shareholders, no option or SAR may be amended to reduce its exercise price or grant price and no option or SAR may be canceled and replaced with an option or SAR having a lower exercise price. The foregoing shall not apply to adjustments to the exercise price due to stock dividends or splits, mergers or other similar corporate transactions.

Transferability of Awards

Unless otherwise provided by the Committee, awards under the 2005 Plan may only be transferred by will or the laws of descent and distribution. The Committee may permit further transferability pursuant to conditions and limitations that it may impose.

Change of Control

If the Company enters into a change of control transaction, including a merger or consolidation in which the Company is not a continuing or surviving corporation or a sale or transfer of all or substantially all of its assets, then the surviving company may assume the outstanding awards of the 2005 Plan or substitute similar awards for the outstanding awards of the 2005 Plan. If such awards are not assumed or substituted, the options granted under the 2005 Plan will become fully vested and exercisable prior to the consummation of the change of control transaction. Any fully vested and exercisable awards not exercised prior to the consummation of the change of control transaction will automatically terminate.

Subplans under the 2005 Plan

The 2005 Plan serves as a framework for the Committee to establish subplans or procedures governing the grants to participants. For example, the Committee approved an Equity Incentive Plan for fiscal year 2009 that acts as a type of subplan for the granting of equity under the 2005 Plan. Please see the discussion in the Compensation Discussion and Analysis section of the proxy statement for further information about the Equity Incentive Plan.

Vote Required

This Proposal 3 will be approved if the number of votes cast “FOR” the proposal exceeds the number of votes cast “AGAINST” the proposal. Nasdaq Marketplace Rule 5635 also requires that the number of votes cast “FOR” Proposal 3 must represent at least a majority of the total votes cast for the proposal, which in effect is the same standard as the more votes “FOR” than “AGAINST” standard referenced in the prior sentence. Abstentions and broker non-votes will have no practical effect in the voting of Proposal 3 because abstentions and broker non-votes do not represent votes cast “FOR” or “AGAINST” the proposal.

New Plan Benefits

Because awards to be granted in the future under the Plan are at the discretion of our Board of Directors, it is not possible to determine the benefits or the amounts to be received under the Plan by our directors, officers or employees. For grants made during our fiscal year 2008 to our named executive officers, please see the Grants of Plan-Based Awards Table above under the Executive Compensation section.

Securities Authorized for Issuance Under Equity Compensation Plans

Information about the Company’s equity compensation plans as of the end of the Company’s fiscal year (April 30, 2009) is set forth in the table below. The only equity compensation plan approved by the Company’s shareholders is the 2005 Plan.

	Number of Securities	Weighted Average
	to be Issued Upon	Exercise Price of	Number of Securities
	Exercise of	Outstanding	Remaining Available
	Outstanding Options	Options	for Future Issuance

Equity Compensation Plans approved by shareholders (2005 Equity Incentive Plan)	798,810	10.49	1,006,589(1)

(1)	At the beginning of fiscal 2010, the Company made stock and option grants pursuant to the EIP (as discussed above under “Long-Term Compensation” in the Compensation Discussion and Analysis section). These grants reduced the total securities remaining available for issuance to 14,398.

The Board of Directors Recommends a Vote
“FOR” the Amendment of the Company’s 2005 Equity Incentive Plan to
Increase the Number of Shares Available
for Issuance.

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM
(PROXY PROPOSAL NUMBER 4)

The Audit Committee of the Board of Directors requests that shareholders ratify the appointment of Deloitte & Touche LLP (“Deloitte”) as the Company’s independent registered public accounting firm for the fiscal year ending April 30, 2010. Services provided to the Company and its subsidiaries by Deloitte in fiscal 2008 and 2009 are described under “Fees to Independent Registered Public Accounting Firms” below. Additional information regarding the Audit Committee is provided in the Report of the Audit Committee above.

If the shareholders do not ratify the appointment, the Audit Committee will investigate the reasons for the shareholders’ rejection and reconsider the appointment.

The Board of Directors Recommends a Vote
“FOR” the Ratification of the Appointment of
Deloitte & Touche LLP as the Company’s
Independent Registered Public Accounting Firm.

It is anticipated that representatives of Deloitte will be present at the Annual Meeting to answer shareholders’ questions and will have the opportunity to make a statement if they so desire.

Fees to Independent Registered Public Accounting Firms

The following table presents fees for audit services rendered by Deloitte, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, the “Deloitte Entities”), the independent auditor for the audit of the Company’s annual consolidated financial statements for the years ended April 30, 2009 and 2008, and fees billed for other services rendered by the independent auditor during the same periods.

	Deloitte	Deloitte
	Entities	Entities
	2009	2008

Audit Fees(1)	$2,051,500	$2,251,781
Audit-Related Fees	$199,520	$30,720
Tax Fees(2)	$98,913	$18,078
All Other Fees(3)	$270,808	$8,700
Total	$2,620,741	$2,309,279

(1)	Fees for audit services billed or expected to be billed relating to fiscal 2009 and 2008 consisted of: (a) audit of the Company’s annual financial statements, (b) reviews of the Company’s quarterly financial statements, statutory and regulatory audits, consents and other services related to Security and Exchange Commission (“SEC”) matters, (c) audit of the Company’s internal control over financial reporting with the objective of obtaining reasonable assurance about whether effective control over financial reporting was maintained in all material respects, and (d) attestation of management’s assessment of internal control, as required by the Sarbanes-Oxley Act of 2002, Section 404.

(2)	Tax fees represent the aggregate fees paid for professional services, principally including fees for tax compliance and tax advice.

(3)	All other fees represent the aggregate fees paid for products and services that are not included in the “Audit Fees,” “Audit-Related Fees” and “Tax Fees” sections. The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the principal registered public accounting firm’s independence.

Audit Committee Pre-Approval Policy

The Audit Committee has adopted a policy for the pre-approval of all audit and non-audit services provided by the Company’s independent registered public accounting firm. The policy is designed to ensure that the provision of these services does not impair the registered public accounting firm’s independence. Under the policy, any services provided by the independent registered public accounting firm, including audit, audit-related, tax and other services must be specifically pre-approved by the Audit Committee. The Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated shall report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee does not delegate responsibilities to pre-approve services performed by the independent registered public accounting firm to Management. For the fiscal year ended April 30, 2009, all services provided by the Company’s independent registered public accounting firm have been subject to pre-approval by the Audit Committee.

FORM 10-K AND FINANCIAL STATEMENTS

The Company’s fiscal 2009 Form 10-K has been mailed to you with this Proxy Statement. The Company also filed an amended 10-K with the Securities and Exchange Commission on July 13, 2009 but the contents of the amended 10-K are not separately enclosed herein because the information is already included in this proxy statement.

The Form 10-K contains the Consolidated Financial Statements of the Company and its subsidiaries and accompanying notes as of April 30, 2009 and 2008, and the reports thereon by the Company’s independent registered public accounting firm.

SHAREHOLDER COMMUNICATION WITH
THE BOARD OF DIRECTORS

Although the Company has not to date developed formal processes by which shareholders may communicate directly with directors, it believes that the informal process, in which any communication sent to the Board, either generally or in care of the CEO, Corporate Secretary, or another corporate officer, is forwarded to all members of the Board, has served the Board’s and the Company’s shareholders’ needs. There is no screening process, and all shareholder communications that are received by officers for the Board’s attention are forwarded to the Board. In view of recently adopted SEC disclosure requirements related to this issue, the Nominating and Governance Committee may consider development of more specific procedures. Until any other procedures are developed and posted on the Company’s corporate website, any communication to the Board should be mailed to the Board, in care of the Company’s Corporate Secretary, at the Company’s headquarters in Kent, Washington. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Shareholder-Board Communication” or “Shareholder-Director Communication.” All such letters must identify the author as a shareholder and clearly state whether the intended recipients are all members of the Board or just certain specified individual directors. The Secretary will make copies of all such letters and circulate them to the appropriate director or directors.

PROFESSIONAL CONDUCT POLICY

The Company has adopted a Professional Conduct Policy, which it refers to as the “Guide to Ethical Conduct.” The Company replaced its Professional Conduct Policy with the Guide to Ethical Conduct during the fourth quarter of fiscal year ended April 30, 2007. The Guide to Ethical Conduct was translated into 9 different languages. All of the Company’s employees worldwide have received a copy of, and been trained on the Guide to Ethical Conduct. The Guide to Ethical Conduct is intended to meet the requirements of a code of ethics as set forth in Item 406(b) of Regulation S-K and the Guide to Ethical Conduct applies to all of the Company’s employees, including its principal executive officer, principal financial officer and the principal accounting officer. The Professional Conduct Policy is posted on the Company’s corporate website at http://www.flowcorp.com/investors.cfm?id=376.

The Company intends to disclose any amendments to the Professional Conduct Policy (other than technical, administrative or non-substantive amendments), and any waivers of a provision of the Professional Conduct Policy for the Company’s executive officers, on the corporate website at www.flowcorp.com. Information on the Company’s website, however, does not form a part of this Proxy Statement.

Certain Relationships and Related Transactions

Arlen I. Prentice is Chief Executive Officer of Kibble & Prentice, Inc., a company that, together with its wholly-owned subsidiary, provides insurance brokerage and employee benefits, administrative and consulting services to the Company. Premium payments for insurance coverage, which Kibble & Prentice, Inc. passes on to the underwriters, totaled approximately $1.8 million for the fiscal year ended April 30, 2009. These amounts included commissions of $346,500 paid by the underwriters to Kibble & Prentice. Mr. Prentice abstained from participating in matters where he may have had a conflict of interest.

OTHER MATTERS

The Board of Directors knows of no other business that will be presented at the meeting. If any other business is properly brought before the meeting, it is intended that proxies in the enclosed form will be voted in respect thereof in accordance with the judgment of the persons voting the proxies.

Whether you intend to be present at this meeting or not, you are urged to return your proxy promptly.

By order of the Board of Directors.

Charles M. Brown
President and CEO

FLOW INTERNATIONAL
CORPORATION

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON SEPTEMBER 10, 2009: The Notice of Annual Meeting of Shareholders, Proxy Statement and the Annual Report to Shareholder are available on the following website at http://www.proxydocs.com/flow

54766
▼ FOLD AND DETACH HERE ▼

Please mark your votes as indicated in this example	☒

Proposal 1 - Election of Directors
The Board of Directors recommends a vote FOR two nominees for Directors to serve until the 2012 Annual Meeting of Shareholders and FOR the nominee for director to serve until the 2010 Annual Meeting of Shareholders.

	FOR	AGAINST	WITHHOLD
Nominees for 3-year term
1.1 Larry A. Kring	☐	☐	☐

1.2 Kathryn L. Munro	☐	☐	☐
Nominee for 1-year term
1.3. Arlen I. Prentice	☐	☐	☐

		FOR	AGAINST	ABSTAIN

Proposal 2-	Approval of an amendment of the Company’s Restated Articles of Incorporation to increase the number of shares of common stock from 49,000,000 to 84,000,000.	☐	☐	☐

The Board of Directors recommends a vote FOR the Amendment.

Proposal 3 -	Approval of an amendment to the Company’s 2005 Equity Incentive Plan that increases the number of shares authorized for issuance under the plan by 2,500,000 shares.	☐	☐	☐

The Board of Directors recommends a vote FOR the Amendment.

Proposal 4 -	Ratification of the Appointment of Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm.	☐	☐	☐

The Board of Directors recommends a vote FOR the Ratification.

Signature must be that of him/herself. If shares are held jointly, each shareholder named should sign. If the signer is a corporation, please sign the full corporate name by duly authorized officer. If the signer is a partnership, please sign partnership name by authorized person. Executors, administrators, trustees, guardians, attorneys-in-fact, etc., should so indicate when signing.

Mark Here for Address Change or Comments SEE REVERSE	☐

Signature	Signature	Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

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▼ FOLD AND DETACH HERE ▼

SOLICITED BY THE BOARD OF DIRECTORS
FLOW INTERNATIONAL CORPORATION
ANNUAL MEETING OF SHAREHOLDERS
SEPTEMBER 10, 2009
     The undersigned hereby appoints Charles M. Brown and John S. Leness, or either of them, with power of substitution, proxies for the undersigned and authorizes them to represent and vote, as designated, all the shares of stock of the Company which the undersigned may be entitled to vote at the Annual Meeting of Shareholders to be held at the Marriott Seattle Airport Hotel, 3201 South 176th Street, Seattle, WA, on September 10, 2009, at 10:00 a.m. local time, and at any adjournment of such meeting, for the following purposes and with discretionary authority as to any other matters that may properly come before the meeting, as recommended by the Board of Directors, all in accordance with and as described in the Notice and accompanying Proxy Statement.
     If this Proxy is executed by you without indicating voting instructions then it will be deemed to grant authority to vote FOR the nominees for director, FOR the amendment of the Restated Articles of Incorporation, FOR the amendment of the Company’s 2005 Equity Incentive Plan and FOR the ratification of the appointment of Deloitte & Touche LLP as the company’s independent registered public accounting firm:
     THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS. A majority of said proxies, including any substitutes, or if only one of them be present then that one, may exercise all powers granted hereunder at said meeting or any adjournment thereof. This proxy revokes any proxy to vote such shares at such meeting or any adjournment thereof heretofore given by the undersigned to anyone other than those named above.

Address Change/Comments	BNY MELLON SHAREOWNER SERVICES
(Mark the corresponding box on the reverse side)	P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side)

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